UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________________________
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )
___________________________________________

Filed by the Registrant ☒         Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12
TOAST, INC.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check all boxes that apply):

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☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Toast, Inc.
401 Park Drive, Suite 801
Boston, MA 02215

NOTICE OF 2023 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 8, 2023
Dear Toast Stockholder:
We are pleased to invite you to attend the 2023 Annual Meeting of Stockholders (the “Annual Meeting”) of Toast, Inc. (“Toast”) to be held on June 8, 2023 at 3:30 p.m. Eastern Time, virtually, via a live audio webcast. You will be able to attend and participate in the Annual Meeting online by visiting http://www.virtualshareholdermeeting.com/TOST2023, where you will be able to vote electronically and submit questions. You will need the 16-digit control number on your proxy card to attend the Annual Meeting. You will not be able to attend the Annual Meeting in person.
We are holding the Annual Meeting for stockholders to consider and vote on the following matters, which are more fully described in the accompanying proxy statement:
1.    To elect Kent Bennett, Susan Chapman-Hughes, and Mark Hawkins as Class II Directors to serve until the 2026 annual meeting of stockholders, and until their respective successors are duly elected and qualified, subject to their earlier resignation or removal;
2.    To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023;

3.    To approve, on an advisory (non-binding) basis, the compensation of our named executive officers; and
4.    To transact any other business that properly comes before the Annual Meeting (including any adjournments, continuations and postponements thereof).

Our board of directors recommends that you vote “FOR” the director nominees named in Proposal One, “FOR” the ratification of the appointment of Ernst & Young LLP as our independent public accounting firm as described in Proposal Two, and “FOR” the approval, on an advisory basis, of the compensation of our named executive officers as described in Proposal Three.
We have elected to provide access to our Annual Meeting materials, which include the proxy statement for our Annual Meeting (the “Proxy Statement”) accompanying this notice, in lieu of mailing printed copies.
On or about April 24, 2023, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access the Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 (the “2022 Annual Report”). The Notice provides instructions on how to vote online or by telephone and includes instructions on how to receive a paper copy of proxy materials by mail. This Proxy Statement and our 2022 Annual Report can be accessed directly at the Internet address www.proxyvote.com using the control number located on the Notice, on your proxy card or in the instructions that accompanied your proxy materials.
Only stockholders of record at the close of business on April 12, 2023 are entitled to notice of and to vote at the Annual Meeting as set forth in the Proxy Statement.

Your vote is important. Whether or not you plan to attend the Annual Meeting online, please ensure that your shares are voted at the Annual Meeting by signing and returning a proxy card or by using our Internet or toll-free telephonic voting system, or, if you request to receive paper copies of these materials by mail, by returning your completed proxy card in the pre-addressed, postage-paid return envelope. If you attend the Annual Meeting online, you may vote during the meeting even if you have previously returned a proxy. If, for any reason, you desire to revoke or change your proxy, you may do so at any time before it is exercised, such that submitting your proxy now will not prevent you from voting your shares at the Annual Meeting. The proxy is solicited by the board of directors of Toast, Inc.
Thank you for your ongoing support of and continued interest in Toast.

Sincerely,

Christopher P. Comparato
Chief Executive Officer
April 24, 2023

Toast, Inc.
401 Park Drive, Suite 801
Boston, MA 02215
PROXY STATEMENT
FOR THE 2023 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 8, 2023
PROCEDURAL MATTERS
Our board of directors (the “Board”) solicits your proxy on our behalf for the 2023 Annual Meeting of Stockholders (the “Annual Meeting”) and at any adjournment, continuation or postponement of the Annual Meeting for the purposes set forth in this proxy statement for our Annual Meeting (this “Proxy Statement”) and the accompanying notice of Annual Meeting. The Annual Meeting will be held on June 8, 2023 at 3:30 p.m. Eastern Time, virtually, via a live audio webcast. You will be able to attend the Annual Meeting, submit questions and vote online by visiting http://www.virtualshareholdermeeting.com/TOST2023. On or about April 24, 2023, a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access this Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 (the “2022 Annual Report”, together with the Notice, the “proxy materials”) is being mailed to our stockholders that held shares of our Class A common stock or Class B common stock as of April 12, 2023.
In this Proxy Statement, the terms “Toast,” “the Company,” “we,” “us” and “our” refer to Toast, Inc. The mailing address of our principal executive offices is Toast, Inc., 401 Park Drive, Suite 801, Boston, MA 02215.
QUESTIONS AND ANSWERS
The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this Proxy Statement. You should read this entire Proxy Statement carefully. Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this Proxy Statement, and references to our website address in this Proxy Statement are inactive textual references only.
What matters are being voted on at the Annual Meeting?
You will be voting on:
•The election of three Class II directors to serve until the 2026 annual meeting of stockholders or until their successors are duly elected and qualified;
•A proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2023;
•A proposal to approve, on an advisory basis, the compensation of our named executive officers; and
•Any other business as may properly come before the Annual Meeting.

How does the Board recommend I vote on these proposals?
Our Board recommends a vote:
•“FOR” the election of Kent Bennett, Susan Chapman-Hughes, and Mark Hawkins as Class II directors;
•“FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2023; and
•“FOR” the approval, on an advisory basis, of the compensation of our named executive officers.
Why are you holding a virtual meeting and how can stockholders participate?
We are excited to embrace the latest technology to provide ease of access, real-time communication and cost savings for our stockholders and our company. Hosting a virtual meeting provides easy access for our stockholders and facilitates participation because stockholders can participate from any location around the world.
To participate in our Annual Meeting, visit http://www.virtualshareholdermeeting.com/TOST2023 with your 16-digit control number included in the Notice, on your proxy card, or in the instructions that accompanied your proxy materials. We have structured our virtual meeting to provide stockholders the same rights as if the meeting were held in person, including the ability to vote shares electronically during the meeting and ask questions in accordance with the Rules of Conduct for the meeting.
Only stockholders with a valid control number will be allowed to ask questions. Questions relevant to the proposals being voted at the Annual Meeting will be taken live via the webcast and answered during the meeting as time allows, to emulate an in-person question and answer session. Our virtual meeting will be governed by our Rules of Conduct, which will be available on the virtual meeting platform in advance of the Annual Meeting. The Rules of Conduct will address the ability of stockholders to ask questions during the meeting, including rules on permissible topics, and rules for how questions and comments will be recognized and disclosed to meeting participants. If you have any technical difficulties or any questions regarding the virtual meeting website, please call the support team at the numbers listed on the log-in screen at the meeting website.
Who is entitled to vote?
Holders of our Class A common stock and Class B common stock as of the close of business on April 12, 2023, the record date for the Annual Meeting (the “Record Date”), may vote at the Annual Meeting. As of the Record Date, there were 362,705,466 shares of our Class A common stock outstanding and 166,841,303 shares of our Class B common stock outstanding. Stockholders are not permitted to cumulate votes with respect to the election of directors. Each share of Class A common stock is entitled to one vote on each proposal and each share of Class B common stock is entitled to 10 votes on each proposal. Our Class A common stock and Class B common stock are collectively referred to in this Proxy Statement as our “common stock.”
Registered Stockholders. If shares of our common stock are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares and the Notice was provided to you directly by us. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote live at the Annual Meeting. Throughout this Proxy Statement, we refer to these registered stockholders as “stockholders of record.”
Street Name Stockholders. If shares of our common stock are held on your behalf in a brokerage account or by a bank or other nominee, you are considered to be the beneficial owner of shares that are held in “street name,” and the Notice was forwarded to you by your broker or nominee, who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or other nominee as to how to vote your shares. Beneficial owners are also invited to attend the Annual Meeting. However, since a beneficial owner is not the stockholder of record, you may not vote your shares of our common stock live at the Annual Meeting unless you follow your broker’s procedures for obtaining a legal proxy. If you request a printed copy of our proxy materials by mail, your broker, bank or other nominee will provide a voting instruction form for you to use. Throughout this Proxy Statement, we refer to stockholders who hold their shares through a broker, bank or other nominee as “street name stockholders.”
What do I need to be able to attend the Annual Meeting?
We will be hosting our Annual Meeting via live webcast only. Any stockholder can attend the Annual Meeting live online at http://www.virtualshareholdermeeting.com/TOST2023. The webcast will start at 3:30 p.m. Eastern Time on June 8, 2023. Stockholders may vote and ask questions while attending the Annual Meeting online. In order to be able to attend the Annual Meeting, you will need the 16-digit control number, which is located on your Notice or proxy card (if you received a printed copy of the proxy materials). Instructions on how to participate in the Annual Meeting are also posted online at www.proxyvote.com.
How many votes are needed for approval of each proposal?
Proposal One: The election of directors requires a plurality of the votes properly cast for the applicable nominee to be elected. “Plurality” means that the nominees who receive the largest number of votes cast “FOR” are elected as directors. You may vote “For” or “Withhold” on each of the nominees for election as a director. Shares voting "withheld" and broker non-votes will have no effect on this proposal.
Proposal Two: The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2023 requires the affirmative vote of a majority of the votes properly cast on this proposal. Proposal No. 2 is considered to be a discretionary item, and a brokerage firm will be able to vote on this proposal even if it does not receive instructions from stockholders. Abstentions and broker non-votes, if any, will have no effect on the outcome of the vote on this proposal.
Proposal Three: The approval, on an advisory basis, of the compensation of our named executive officers requires the affirmative vote of a majority of the votes properly cast on this proposal. Because this proposal is an advisory vote, the result will not be binding on our Board, our compensation committee, or us. Our Board and our compensation committee will consider the outcome of the vote when determining the compensation of our named executive officers. Abstentions and broker non-votes will have no effect on the outcome of the vote on this proposal.

What is the quorum requirement?
A quorum is the minimum number of shares required to be present at the Annual Meeting to properly hold an annual meeting of stockholders and conduct business under our Second Amended and Restated Bylaws (our “Bylaws”) and Delaware law.
As of the Record Date, there were 362,705,466 shares of our Class A common stock outstanding and 166,841,303 shares of our Class B common stock outstanding. Each share of Class A common stock is entitled to one vote on each proposal and each share of Class B common stock is entitled to 10 votes on each proposal. The presence, in person or by remote communication, if applicable, or represented by proxy, of a majority of the voting power of all issued and outstanding shares of our common stock entitled to vote will constitute a quorum at the Annual Meeting. Shares present virtually during the Annual Meeting will be considered shares of common stock represented in person at the meeting. Abstentions, withheld votes and broker non-votes are counted as shares present and entitled to vote for purposes of determining a quorum.
How do I vote?
If you are a stockholder of record, there are four ways to vote:
(1) By Internet (Before the Annual Meeting): You may vote over the Internet at www.proxyvote.com, 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time on June 7, 2023. You will need the 16-digit control number included on your Notice or proxy card (if you received a printed copy of the proxy materials);

(2) By Telephone: You may vote by toll-free telephone at 1-800-690-6903, until 11:59 p.m. Eastern Time on June 7, 2023. You will need the 16-digit control number included on your Notice or proxy card (if you received a printed copy of the proxy materials);
(3) By Mail: If you received printed proxy materials, you may submit your vote by completing, signing and dating each proxy card received and returning it promptly in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Proxies submitted by U.S. mail must be received before the start of the Annual Meeting; or
(4) By Internet (During the Annual Meeting): You may vote during the Annual Meeting by going to http://www.virtualshareholdermeeting.com/TOST2023. You will need the 16-digit control number included on your Notice or proxy card (if you received a printed copy of the proxy materials). If you previously voted via the Internet (or by telephone or mail), you will not limit your right to vote online at the Annual Meeting.
If you are a street name stockholder, please follow the instructions from your broker, bank or other nominee to vote by Internet, telephone or mail. Street name stockholders may not vote via the Internet at the Annual Meeting unless they receive a legal proxy from their respective brokers, banks or other nominees.
Can I change my vote?
Yes. If you are a stockholder of record, you can change your vote or revoke your proxy any time before the Annual Meeting by:
•notifying our Corporate Secretary, in writing, at Toast, Inc., 401 Park Drive, Suite 801, Boston, MA 02215 before the vote is counted;
•voting again using the telephone or Internet before 11:59 p.m. Eastern Time on June 7, 2023 (your latest telephone or Internet proxy is the one that will be counted); or
•attending the Annual Meeting online and voting virtually during the meeting. Simply logging into the Annual Meeting online will not, by itself, revoke your proxy.
If you are a street name stockholder, your broker, bank or nominee can provide you with instructions on how to change your vote.
What is the effect of giving a proxy?
Proxies are solicited by and on behalf of our Board. Christopher P. Comparato, Elena Gomez and Brian Elworthy have been designated as proxy holders by our Board. When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our Board as described above.
If any matters not described in this Proxy Statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote the shares. If the Annual Meeting is adjourned, the proxy holders can vote the shares on the new Annual Meeting date as well, unless you have properly revoked your proxy instructions, as described above.
What is the effect of votes withheld, abstentions and broker non-votes?
Votes withheld from any nominee, abstentions and “broker non-votes” (as defined below) are counted as present for purposes of determining the presence of a quorum.
Shares voting “withheld” have no effect on the election of directors. Abstentions have no effect on Proposal Two (the ratification and appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023), or Proposal Three (the advisory vote on the compensation of our named executive officers).

Brokerage firms and other intermediaries holding shares of our common stock in street name for their customers are required to vote such shares in the manner directed by their customers. If you are a beneficial owner of shares held in a brokerage account and you do not instruct your broker, bank or other agent how to vote your shares, your broker, bank or other agent may still be able to vote your shares in its discretion. Under the rules of the New York Stock Exchange, brokers, banks and other securities intermediaries that are subject to New York Stock Exchange rules may use their discretion to vote your “uninstructed” shares on matters considered to be “routine” under New York Stock Exchange rules but not with respect to “non-routine” matters. A broker non-vote occurs when a broker, bank or other agent has not received voting instructions from the beneficial owner of the shares and the broker, bank or other agent cannot vote the shares because the matter is considered “non-routine” under New York Stock Exchange rules. The proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2023 is considered a "routine" matter, such that, absent direction from you, your broker may vote your shares in its discretion on Proposal Two. Your broker will not have discretion to vote on Proposal One or Proposal Three, which are “non-routine” matters. For “non-routine” matters, broker non-votes are not considered to have been voted “For” or “Against” a particular proposal, and therefore will have no effect on Proposals One or Three.
Why did I receive a Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials?
In accordance with the rules of the U.S. Securities and Exchange Commission (the “SEC”), we have elected to furnish our proxy materials, including this Proxy Statement and our 2022 Annual Report, primarily via the Internet. On or about April 24, 2023, the proxy materials are being mailed to our stockholders. Stockholders may request to receive all future proxy materials in printed form by mail or electronically by e-mail by following the instructions contained in the Notice. We encourage stockholders to take advantage of the availability of our proxy materials on the Internet to help reduce the environmental impact and cost of our annual meetings of stockholders.
Where can I find the voting results of the Annual Meeting?
We will announce preliminary voting results at the Annual Meeting. We will also disclose voting results on a Current Report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Current Report on Form 8-K within four business days after the Annual Meeting, we will provide preliminary voting results in the Current Report on Form 8-K and will provide the final results in an amendment to the Current Report on Form 8-K as soon as they become available.
How are proxies solicited for the Annual Meeting?
Our Board is soliciting proxies for use at the Annual Meeting. All expenses associated with this solicitation will be borne by us. We will reimburse brokers or other nominees for reasonable expenses that they incur in sending our proxy materials to you if a broker, bank or other nominee holds shares of our common stock on your behalf. In addition, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Our directors and employees will not be paid any additional compensation for soliciting proxies.
I share an address with another stockholder and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?
We have adopted a procedure called “householding,” which is permitted by SEC rules. Under this procedure, we deliver a single copy of the Notice and, if applicable, our proxy materials to multiple stockholders who share the same address, unless we have received contrary instructions from one or more of such stockholders. This procedure reduces our printing costs, mailing costs and fees. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will promptly deliver a separate copy of the Notice and, if applicable, our proxy materials to any stockholder at a shared address to which we delivered a single copy of any of these materials. To receive a separate copy, or, if a stockholder is receiving multiple copies, to request that we only send a single copy of the Notice and, if applicable, our proxy materials, such stockholder may contact us at ir@toasttab.com or:
Toast, Inc.
Attention: Investor Relations
401 Park Drive, Suite 801
Boston, MA 02215
Street name stockholders may contact their broker, bank or other nominee to request information about householding.
What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?
Stockholder Proposals. Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at next year’s annual meeting of stockholders by submitting their proposals in writing to our Corporate Secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for the 2024 annual meeting of stockholders, our Corporate Secretary must receive the written proposal at our principal executive offices not later than December 26, 2023. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials.
Stockholder proposals should be addressed to:
Toast, Inc.
Attention: Corporate Secretary
401 Park Drive, Suite 801
Boston, MA 02215
or ir@toasttab.com
Our Bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement. Our Bylaws provide that the only business that may be conducted at an annual meeting of stockholders is business that is (i) specified in our proxy materials with respect to such annual meeting, (ii) otherwise properly brought before such annual meeting by or at the direction of our Board or (iii) properly brought before such meeting by a stockholder of record entitled to vote at such annual meeting who has delivered timely written notice to our Corporate Secretary, which notice must contain the information specified in our Bylaws. To be timely for the 2024 annual meeting of stockholders, our Corporate Secretary must receive the written notice at our principal executive offices:
•not earlier than the close of business on February 9, 2024; and
•not later than the close of business on March 10, 2024.
In the event that we hold the 2024 annual meeting of stockholders more than 30 days before or more than 60 days after the one-year anniversary of the Annual Meeting, then, for notice by the stockholder to be timely, it must be received by our Corporate Secretary not later than the close of business on the later of the 90th day prior to the scheduled date of such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made.
If a stockholder who has notified us of his, her or its intention to present a proposal at an annual meeting of stockholders does not appear to present his, her or its proposal at such annual meeting, we are not required to present the proposal for a vote at such annual meeting.
Nomination of Director Candidates. Holders of our common stock may propose director candidates for consideration by our nominating and corporate governance committee. Any such recommendations should include the nominee’s name and qualifications for membership on our Board and should be directed to our Corporate Secretary at 401 Park Drive, Suite 801, Boston, MA 02215.The nominating and corporate governance committee must receive any such recommendation for nomination not earlier than the close of business on the 120th day prior to the date on which our proxy statement was released to stockholders in connection with the previous year’s annual meeting. For additional information regarding stockholder recommendations for director candidates, see the section titled “Corporate Governance—Stockholder Recommendations and Nominations to the Board.”
In addition, our Bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must provide the information required by our Bylaws. In addition, the stockholder must give timely notice to our Corporate Secretary in accordance with our Bylaws, which, in general, require that the notice be received by our Corporate Secretary within the time periods described above under the section titled “Stockholder Proposals” for stockholder proposals that are not intended to be included in a proxy statement.
In addition, to comply with the SEC's new universal proxy rules. stockholders who intend to solicit proxies in support of director nominees other than our nominees must provide notice by the same deadline noted herein to submit a notice of nomination for the 2024 annual meeting of stockholders. Such notice must comply with the additional requirements of Rule 14a-19(b).
Availability of Bylaws. A copy of our Bylaws is available via the SEC’s website at http://www.sec.gov. You may also contact our Corporate Secretary at the address set forth above for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.
Who pays for the cost of this proxy solicitation?
We pay the entire cost of preparing and distributing these proxy materials. In addition, we may reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Proxies may be solicited by certain of our directors, officers and employees, personally or by mail, telephone, facsimile, email or other means of communication (electronic or otherwise). No additional compensation will be paid for such services.

PROPOSAL ONE:
ELECTION OF DIRECTORS
Number of Directors; Board Structure
Our Board is divided into three staggered classes of directors. One class is elected each year at the annual meeting of stockholders for a term of three years. The term of the Class II directors expires at the Annual Meeting. The term of the Class III directors expires at the 2024 annual meeting and the term of the Class I directors expires at the 2025 annual meeting. After the expiration of their terms, directors are expected to be elected to hold office for a three-year term or until the election and qualification of their successors in office.
Nominees
Our Board has nominated Kent Bennett, Susan Chapman-Hughes, and Mark Hawkins for re-election as Class II directors to hold office until the 2026 annual meeting of stockholders or until their successors are duly elected and qualified, subject to their earlier resignation or removal. Each of the nominees is a current Class II director and member of our Board.
Unless you direct otherwise through your proxy voting instructions, the persons named as proxies will vote all proxies received “FOR” the election of each nominee. If any nominee is unable or unwilling to serve at the time of the Annual Meeting, the persons named as proxies may vote for a substitute nominee chosen by our present Board. Alternatively, the proxies may vote only for the remaining nominees, leaving a vacancy on our Board. Our Board may fill a vacancy at a later date or reduce the size of our Board. We have no reason to believe that any of the nominees will be unwilling or unable to serve if elected as a director.
Vote Required
The election of directors requires a plurality of the votes properly cast for the applicable nominee to be elected. Shares voting "withheld" and broker non-votes will have no effect on the election of directors.
Recommendation of our Board
OUR BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES.
The biographies of each of the nominees and continuing directors below contain information regarding each such person’s service as a director, business experience, other director positions held currently or at any time during the last five years and the experiences, qualifications, attributes or skills that caused our Board to determine that the person should serve as a director of our company. In addition to the information presented below regarding each nominee’s and continuing director’s specific experience, qualifications, attributes and skills that led our Board to the conclusion that he or she should serve as a director, we also believe that each of our directors has a reputation for integrity, honesty and adherence to high ethical standards. Each of our directors has demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to our company and our Board. Finally, we value our directors’ experience in relevant areas of business management and on other boards of directors and board committees.

Directors
The following table sets forth information regarding our directors, including their ages, as of March 31, 2023:

	Class	Age	Position(s)	Current Term Expires	Expiration of Term for which Nominated
Directors with Terms Expiring at the Annual Meeting/Nominees
Kent Bennett (1)(2)	II	45	Director	2023	2026
Susan Chapman-Hughes (1)(2)	II	54	Director	2023	2026
Mark Hawkins (1)(3)*	II	63	Director	2023	2026
Continuing Directors
Stephen Fredette	III	39	Co-President, Co-Founder, and Director	2024	N/A
Aman Narang	III	40	Co-President, Co-Founder, COO and Director	2024	N/A
Deval L. Patrick (2)	III	66	Director	2024	N/A
Paul Bell (3)	I	62	Director	2025	N/A
Christopher P. Comparato	I	56	CEO and Chairperson	2025	N/A
Hilarie Koplow-McAdams (1)	I	59	Director	2025	N/A
David Yuan (3)	I	48	Director	2025	N/A
____________________
* Lead independent director.
(1)Member of the compensation committee.
(2)Member of the nominating and corporate governance committee.
(3)Member of the audit committee.
Information Concerning Director Nominees
Kent Bennett. Mr. Bennett has been a member of our Board since December 2015. Mr. Bennett has served as an investment professional at Bessemer Venture Partners, a global venture capital and private equity firm, since 2008 and has been a Partner since 2013. Mr. Bennett currently serves on the boards of directors of various privately held companies. Mr. Bennett holds an M.B.A. from Harvard Business School and a B.S. in Systems Engineering from the University of Virginia. Mr. Bennett’s qualifications to sit on our Board include his extensive experience in the venture capital industry and serving as a director of various privately held companies, and his knowledge of technology companies.
Susan E. Chapman-Hughes. Ms. Chapman-Hughes has been a member of our Board since February 2021. Ms. Chapman-Hughes was the Executive Vice President, Global Head of Digital Capabilities, Transformation and Operations of The American Express Company ("American Express") from February 2018 to February 2021. Previously at American Express, Ms. Chapman-Hughes served as Senior Vice President, U.S. Large Market, Global Corporate Payments from December 2014 to February 2018 and in various other roles since 2010. Ms. Chapman-Hughes has served on the board of directors of The J.M. Smucker Company since August 2020 and previously served on the board of directors of Potbelly Corporation from May 2014 to June 2020. Ms. Chapman-Hughes holds an M.B.A. in Real Estate Finance and Urban Land Economics from the University of Wisconsin Madison, a Master’s Degree in Regional Planning from the University of Massachusetts, Amherst and a B.S. in Engineering from Vanderbilt University. Ms. Chapman-Hughes’s qualifications to sit on our Board include her extensive experience as a director of public companies and her leadership, executive, managerial and business experience with technology companies.
Mark Hawkins. Mr. Hawkins has been a member of our Board since April 2020 and our Lead Independent Director since November 2021. Mr. Hawkins served as the President and Chief Financial

Officer Emeritus Advisor at Salesforce between February 2021 and November 2021, the President and Chief Financial Officer from August 2017 to February 2021, and the Executive Vice President and Chief Financial Officer at Salesforce between August 2014 and 2017. Prior to that, he served as Chief Financial Officer and Executive Vice President of Autodesk, Inc., Chief Financial Officer and Senior Vice President of Finance & IT at Logitech International S.A. and held various positions at Dell and Hewlett-Packard. Mr. Hawkins has served on the board of directors of SecureWorks Inc. since April 2016, Cloudflare, Inc. since June 2022, and Workday, Inc. since February 2023. He also serves as a senior advisor and board member to private companies. Mr. Hawkins holds an M.B.A. in Finance from the University of Colorado, a B.A. from Michigan State University and has completed the Advanced Management Program at Harvard Business School. Mr. Hawkins’s qualifications to sit on our Board include his extensive experience as a director of public companies and his leadership, executive, managerial and business experience with technology companies.
Information Concerning Continuing Directors
Paul Bell. Mr. Bell has been a member of our Board since June 2017. Mr. Bell has been an Operating Partner at Lead Edge Capital since July 2013. Previously, Mr. Bell worked for Dell Inc. ("Dell"), serving as President of various business units. Mr. Bell currently serves on the boards of directors of several private companies. Mr. Bell holds an M.B.A. from Yale University and a B.S. and B.A. from Pennsylvania State University. Mr. Bell’s qualifications to serve on our Board include his extensive leadership, executive, managerial, and business experience with technology companies and knowledge of the venture capital industry.
Christopher P. Comparato. Mr. Comparato has been our Chief Executive Officer since February 2015, the Chairperson of our Board since November 2021, and a member of our Board since December 2015. Previously, Mr. Comparato led Customer Success functions at Acquia, Inc. and Endeca Technologies, Inc. ("Endeca") (acquired by Oracle Corporation ("Oracle")), and held management roles at Keane, Inc. and Cambridge Technology Partners, both consulting firms. Mr. Comparato holds a B.S. in Mechanical Engineering from Union College. Mr. Comparato’s qualifications to serve on our Board include his management experience and business expertise, including his prior executive-level leadership and experience scaling companies.
Stephen Fredette. Mr. Fredette is a Co-Founder and has been a Co-President since December 2015 and a member of our Board since August 2021. Mr. Fredette was formerly our Chief Executive Officer from December 2011 to February 2015. Mr. Fredette also previously served as a member of our Board from December 2011 to June 2017 and February 2020 to January 2021. Previously, Mr. Fredette served in various roles at Oracle. Mr. Fredette holds a B.S. in Chemistry from the Massachusetts Institute of Technology. Mr. Fredette is qualified to serve on our Board because of his management experience and business expertise, including his perspective and experience he brings as our Co-President and as a Co-Founder.
Hilarie Koplow-McAdams. Ms. Koplow-McAdams has been a member of our Board since November 2021. Ms. Koplow-McAdams has been a Venture Partner at New Enterprise Associates since December 2017. Previously, Ms. Koplow-McAdams worked at New Relic, Inc., where she served as President from October 2015 to April 2017, and prior to that as Chief Revenue Officer from December 2013 to September 2015. Ms. Koplow-McAdams has served on the board of directors of Zendesk, Inc. since September 2017 and continues to serve as a director following its acquisition in November 2022. Previously, she served on the board of directors of Tableau Software, Inc. from December 2016 until it was acquired by Salesforce.com, Inc. ("Salesforce") in August 2019. Ms. Koplow-McAdams also serves on the boards of directors of various privately held companies. Ms. Koplow-McAdams holds a B.A. in sociology from Mills College and an M.A. in public policy from the University of Chicago. Ms. Koplow-McAdams’ qualifications to sit on our Board include her extensive leadership, executive, and business experience with technology companies and knowledge of the venture capital industry.
Aman Narang. Mr. Narang is a Co-Founder and has been a Co-President since December 2012, our Chief Operating Officer since June 2021, and a member of our Board since January 2021. Mr. Narang also served as a member of our Board from December 2011 to December 2015 and from June 2017 to

June 2018. Previously, Mr. Narang worked in Product Management at Oracle. Mr. Narang holds a B.S. and M.S. in Computer Science from the Massachusetts Institute of Technology. Mr. Narang is qualified to serve on our Board because of his management experience and business expertise, including his perspective and experience he brings as our Co-President, Chief Operating Officer and as a Co-Founder.
Deval L. Patrick. Mr. Patrick has been a member of our Board since February 2021. Mr. Patrick has served as a professor of the practice of public leadership and as co-director of the Center for Public Leadership at Harvard Kennedy School since February 2022. Mr. Patrick has been a Senior Advisor at Bain Capital LLC since March 2021, where he previously founded and served as Managing Partner of the Double Impact Fund, a growth equity fund focused on delivering competitive financial returns and positive social impact, from April 2015 to December 2019. Previously, from January 2007 to January 2015, Mr. Patrick served as Governor of the Commonwealth of Massachusetts. Mr. Patrick has served on the boards of directors of American Well Corp., a telemedicine technology company, from June 2015 to December 2019, and from April 2020 to the present; Cerevel Therapeutics Holdings, Inc., a biopharmaceutical company focused on neuroscience, since January 2021; and Twilio Inc., a cloud communications developer platform, since January 2021. He previously served on the board of Environmental Impact Acquisition Corp., a special purpose acquisition company focused on sustainability companies, from January 2021 to February 2022 and the board of Global Blood Therapeutics, Inc., a biotech company focused on sickle cell disease, from April 2015 to November 2019, and from May 2020 until its acquisition by Pfizer Inc. in October 2022. In addition, Mr. Patrick serves as a member of several charitable boards. Mr. Patrick holds a B.A. in English and American Literature from Harvard College and a J.D. from Harvard Law School. Mr. Patrick’s qualifications to sit on our Board include his extensive leadership, executive and business experience with companies and investment firms, combined with his dedication and commitment to public service through corporate social impact and civil rights.
David Yuan. Mr. Yuan has been a member of our Board since March 2019. Mr. Yuan is a general partner at Tidemark Capital ("Tidemark"), a growth equity firm which Mr. Yuan founded in January 2021. Prior to Tidemark, Mr. Yuan was a General Partner at Technology Crossover Ventures ("TCV"), a private investment firm, from September 2005 to January 2021. Mr. Yuan has served as a director of Cypress Holdings, Inc. since its founding in 2017 until its acquisition by CCC Intelligent Solutions Holdings Inc., where he has continued to serve as a director since the closing of the acquisition in 2021 until April 2022. He has also served on the board of directors of LegalZoom.com, Inc. from August 2018 to March 2022. In addition, he serves as a director or as a board observer of multiple companies within the technology and financial technology space, including Karbon, Inc., and Kajabi LLC. Mr. Yuan holds an M.B.A. from Stanford Graduate School of Business and an A.B. in Economics from Harvard University. Mr. Yuan’s qualifications to sit on our Board include his extensive experience as a director of technology companies and his knowledge of the venture capital and technology industries.

CORPORATE GOVERNANCE
Our business and affairs are managed under the direction of our Board, which is elected by our stockholders. Our Board currently consists of ten directors, all of whom, other than Mr. Comparato, Mr. Fredette, and Mr. Narang, qualify as “independent” under the listing standards of the New York Stock Exchange (the “NYSE”).
Director Independence
Our Class A common stock is listed on the NYSE. Under the listing standards of the NYSE, independent directors must comprise a majority of a listed company’s board of directors. In addition, the listing standards of the NYSE require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent. Under the listing standards of the NYSE, a director will only qualify as an “independent director” if, in the opinion of that listed company’s board of directors, that director does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.
Audit committee members must also satisfy the additional independence criteria set forth in Rule 10A-3 under the Exchange Act, and the listing standards of the NYSE. Compensation committee members must also satisfy the additional independence criteria set forth in Rule 10C-1 under the Exchange Act and the listing standards of the NYSE.
Our Board has undertaken a review of the independence of each director. Based on information provided by each director concerning his or her background, employment and affiliations, our Board has determined that each of Mr. Bell, Mr. Bennett, Ms. Chapman-Hughes, Mr. Hawkins, Ms. Koplow-McAdams, Mr. Patrick, and Mr. Yuan is “independent” as that term is defined under the listing standards of the NYSE, as they do not have relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, our Board considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our Board deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director, and the transactions involving them described in the section titled “Certain Relationships and Related Party Transactions.”
Board Leadership Structure
Our corporate governance guidelines provide that our Board may appoint a Lead Independent Director at any time based upon our Board’s view of what is in the best interests of the Company.
Currently, Mr. Comparato serves as both the Chairperson of our Board and as our Chief Executive Officer. Because Mr. Comparato has served and continues to serve in both these roles, our Board has appointed a Lead Independent Director, Mark Hawkins. As Lead Independent Director, Mr. Hawkins provides leadership to our Board if circumstances arise in which the roles of Chief Executive Officer and Chairperson of our Board may be, or may be perceived to be, in conflict, and performs such additional duties as our Board may otherwise determine and delegate, including (i) acting as the chairperson at meetings of our Board at which the Chairperson is not present, (ii) acting as the chairperson for the executive sessions of the independent directors; (iii) providing the Chairperson with input as to preparation of agendas for meetings, and (iv) serving as principal liaison between the Chairperson and our independent directors. Our Board believes that its independence and oversight of management is maintained effectively through this leadership structure, the composition of our Board, and sound corporate governance policies and practices.
Board’s Role in Risk Oversight
One of the key functions of our Board is informed oversight of our risk management process. Our Board does not have a standing risk management committee, but rather administers this oversight function directly through our Board as a whole, as well as through its standing committees that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure. Our audit committee is responsible for reviewing and discussing our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies with respect to risk assessment and risk management. Our audit committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our external and internal audit function. Our nominating and corporate governance committee monitors the effectiveness of our corporate governance guidelines and evaluates our Board and committees’ composition. Our compensation committee reviews and discusses the risks arising from our compensation philosophy and practices applicable to all employees that are reasonably likely to have a material adverse effect on us.
Risks Related to Compensation Policies and Practices
When determining our compensation policies and practices, the Board considers various matters relevant to the development of a reasonable and prudent compensation program, including whether the policies and practices are reasonably likely to have a material adverse effect on us. We believe that the mix and design of our executive compensation plans and policies do not encourage management to assume excessive risks and are not reasonably likely to have a material adverse effect on us for the following reasons: we offer an appropriate balance of short and long-term incentives and fixed and variable amounts; our variable compensation provides enhanced incentives for executives to outperform and strong disincentives for executives to underperform against our Company goals and is based on a balanced mix of Company performance criteria; and the Board and compensation committee have the authority to adjust variable compensation as appropriate.
Anti-Hedging and Anti-Pledging Policies
Certain transactions in our securities (such as purchases and sales of publicly traded put and call options, and short sales) create a heightened compliance risk or could create the appearance of misalignment between management and stockholders. In addition, securities held in a margin account or pledged as collateral may be sold without consent if the owner fails to meet a margin call or defaults on the loan, thus creating the risk that a sale may occur at a time when an officer or director is aware of material, non-public information or otherwise is not permitted to trade in company securities. Our Toast, Inc. Stock Trading Policy applies to all transactions in our Company securities by our employees, officers and directors and prohibits the following transactions in our Company securities: short sales (unless the sale is part of a permitted “cashless” exercise of stock options), the purchase or sale of derivative securities or hedging transactions, the use of Toast securities as collateral subject to margin calls and the pledge of Toast securities as collateral for loans.
Board Meetings and Committees; Annual Meeting Attendance
Our Board may establish the authorized number of directors from time to time by resolution. Our Board currently consists of ten members.
During our fiscal year ended December 31, 2022, our Board held four meetings, and each director attended at least 75% of the aggregate of (i) the total number of meetings of our Board held during the period for which he or she had been a director and (ii) the total number of meetings held by all committees of our Board on which he or she served during the periods that he or she served. Under our Corporate Governance Guidelines, directors are expected to spend the time needed and meet as frequently as our Board deems necessary or appropriate to discharge their responsibilities. Directors are also expected to make efforts to attend all meetings of our Board and all meetings of the committees on which they serve.
Our Board has established an audit committee, a compensation committee and a nominating and corporate governance committee. The composition and responsibilities of each of the committees of our Board is described below. Members serve on these committees until their resignation or until as otherwise determined by our Board.
Directors are responsible for attending the annual meeting of stockholders to the extent practicable. All but one member of our Board attended our 2022 annual meeting of stockholders.

Audit Committee
Our audit committee currently consists of Mr. Bell, Mr. Hawkins, and Mr. Yuan, with Mr. Hawkins serving as Chairperson. Each member of our audit committee meets the requirements for independence under the listing standards of the NYSE and SEC rules and regulations. Each member of our audit committee also meets the financial literacy and sophistication requirements of the listing standards of the NYSE. In addition, our Board has determined that Mr. Hawkins is an audit committee financial expert within the meaning of Item 407(d) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”). Our audit committee’s responsibilities include, among other things:
1.selecting a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;
2.ensuring the independence and overseeing the performance of the independent registered public accounting firm, including oversight on regular rotations of audit partners;
3.discussing the scope and results of the audit with the independent registered public accounting firm, and review, with management and the independent registered public accounting firm, our interim and year-end results of operations;
4.developing procedures for employees to submit concerns anonymously about questionable financial reporting, accounting or audit matters;
5.reviewing our policies on risk assessment relating to financial, accounting, and financial statement risks and our enterprise risk management framework;
6.reviewing related party transactions;
7.reviewing major issues as to the adequacy of our internal controls and any special audit steps adopted in light of material control deficiencies; and
8.approving (or, as permitted, pre-approving) all audit and all permissible non-audit services, other than de minimis non-audit services, to be performed by the independent registered public accounting firm.
Our audit committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the listing standards of the NYSE. A copy of the charter of our audit committee is available on our website at investors.toasttab.com.
Our audit committee held five meetings during the fiscal year ended December 31, 2022.
Compensation Committee
Our compensation committee consists of Mr. Bennett, Ms. Chapman-Hughes, Ms. Koplow-McAdams and Mr. Hawkins, with Ms. Chapman-Hughes serving as Chairperson. Each member of our compensation committee meets the requirements for independence under the listing standards of the NYSE and SEC rules and regulations. Each member of our compensation committee is also a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act. Our compensation committee’s responsibilities include, among other things:
1.reviewing, approving and determining, or making recommendations to our Board regarding, the compensation of our executive officers and directors;
2.administering our equity incentive plans;
3.reviewing and assessing the results of the most recent stockholder advisory vote on executive compensation;
4.reviewing and approving, incentive compensation, including for senior management and executive officers (except the Chief Executive Officer) and equity plans; and
5.establishing and reviewing general policies relating to compensation and benefits of our employees.

Our compensation committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the listing standards of the NYSE. A copy of the charter of our compensation committee is available on our website at investors.toasttab.com.
Our compensation committee held six meetings during the fiscal year ended December 31, 2022.
Nominating and Corporate Governance Committee
Our nominating and corporate governance committee consists of Mr. Bennett, Ms. Chapman-Hughes, and Mr. Patrick, with Mr. Patrick serving as Chairperson. Each member of our nominating and corporate governance committee meets the requirements for independence under the listing standards of the NYSE and SEC rules and regulations. Our nominating and corporate governance committee’s responsibilities include, among other things:
1.identifying, evaluating and selecting, or making recommendations to our Board regarding, nominees for election to our Board and its committees;
2.evaluating the performance of our Board, our committees and of individual directors;
3.considering and making recommendations to our Board regarding the composition of our Board and its committees;
4.reviewing developments in corporate governance practices;
5.overseeing our corporate social responsibility undertakings, including our corporate citizenship and sustainability initiatives and targets, and
6.reviewing and assessing the adequacy of the corporate governance guidelines and code of business conduct and ethics and recommend any changes to our Board for approval.
Our nominating and corporate governance committee operates under a written charter that satisfies the applicable listing standards of the NYSE. A copy of the charter of our nominating and corporate governance committee is available on our website at investors.toasttab.com.
Our nominating and corporate governance committee held four meetings during the fiscal year ended December 31, 2022.
Compensation Committee Interlocks and Insider Participation
None of the members of our compensation committee is or has been an officer or employee of our company. None of our executive officers currently serves, or in the past year has served, as a member of the board or compensation committee (or other board committee performing equivalent functions) of any entity that has one or more of its executive officers serving on our Board or compensation committee. See the section titled “Certain Relationships and Related Party Transactions” for information about related party transactions involving members of our compensation committee or their affiliates.
Identifying and Evaluating Director Nominees
The Board has delegated to the nominating and corporate governance committee the responsibility of identifying suitable candidates for nomination to the Board (including candidates to fill any vacancies that may occur) and assessing their qualifications in light of the policies and principles in these corporate governance guidelines and the committee’s charter. The nominating and corporate governance committee may gather information about the candidates through interviews, detailed questionnaires, comprehensive background checks or any other means that the nominating and corporate governance committee deems to be appropriate in the evaluation process. The nominating and corporate governance committee then meets as a group to discuss and evaluate the qualities and skills of each candidate, both on an individual basis and taking into account the overall composition and needs of the Board. Based on the results of the evaluation process, the nominating and corporate governance committee recommends candidates for the Board’s approval as director nominees for election to the Board.

Diversity
At Toast, we power restaurants of all sizes. The restaurant industry is one of the most diverse industries and we embrace that diversity by encouraging it within our company. Although our Board does not maintain a formal policy with respect to board diversity, our nominating and corporate governance committee considers a broad range of backgrounds and experiences, including, but not limited to, race, gender and national origin in making determinations regarding nominations of directors.
We believe in the benefits of different viewpoints and value the many kinds of diversity reflected by our Board. Five of our directors are gender or ethnically diverse, including two female directors, two Black/African Americans, and two Asians, as self-reported by each director.

Qualifications
Our nominating and corporate governance committee uses a variety of methods for identifying and evaluating director nominees and will consider all facts and circumstances that it deems appropriate or advisable. In its identification and evaluation of director candidates, our nominating and corporate governance committee will consider the current size and composition of our Board and the needs of our Board and the respective committees of our Board. Some of the factors that our nominating and corporate governance committee considers include, without limitation, character, integrity, judgment, independence, skills, education, expertise, business acumen, business experience, length of service, diversity of background and experience, understanding of our business and industry, potential conflicts of interest and other commitments.
Nominees must also have proven achievement and competence in their field, the ability to offer advice and guidance to our management team, the ability to make significant contributions to our success and an understanding of the fiduciary responsibilities that are required of a director. Director candidates must have sufficient time available in the judgment of our nominating and corporate governance committee to perform all Board and committee responsibilities. Members of our Board are expected to prepare for, attend and participate in all Board and applicable committee meetings. Other than the foregoing, there are no stated minimum criteria for director nominees, although our nominating and corporate governance committee may also consider such other factors as it may deem, from time to time, are in our and our stockholders’ best interests.
Our nominating and corporate governance committee also considers results from our annual board and committee evaluations and its periodic review of our Board and committee compositions. After completing its review and evaluation of director candidates, our nominating and corporate governance committee recommends the director nominees for selection to our full Board.
Stockholder Recommendations and Nominations to the Board
The nominating and corporate governance committee will consider director nominee candidates who are recommended by our stockholders. Stockholders, in submitting recommendations to the nominating and corporate governance committee for director nominee candidates, must follow the following procedures:
The nominating and corporate governance committee must receive any such recommendation for nomination not earlier than the close of business on the 120th day prior to the date on which our proxy statement was released to stockholders in connection with the previous year’s annual meeting.
All recommendations for director candidates must be submitted in writing to our Corporate Secretary at 401 Park Drive, Suite 801, Boston, MA 02215, and must include the following:
•name and address of the stockholder making the recommendation;
•a representation that the stockholder is a record holder of our securities, or if the stockholder is not a record holder, evidence of ownership;

•name, age, business and residential address, educational background, current principal occupation or employment, and principal occupation or employment for the preceding five full years of the individual recommended for consideration as a director nominee;
•a description of the qualifications and background of the proposed director nominee that addresses the criteria for board membership approved by the Board from time to time and set forth in the policies and procedures for director candidates adopted by our nominating and corporate governance committee;
•a description of all arrangements or understandings between the stockholder and the proposed director nominee;
•the consent of the proposed director nominee (i) to be named in the proxy statement for the annual meeting and (ii) to serve as a director if elected at such annual meeting; and
•any other information regarding the proposed director nominee that is required to be included in the proxy statement.
Stockholder Communications
The Board provides to every stockholder the ability to communicate with the Board, as a whole, and with individual directors on the Board through an established process for stockholder communication. For a stockholder communication directed to the Board as a whole, stockholders may send such communication to the Office of the General Counsel via U.S. Mail or Expedited Delivery Service to: Toast, Inc., 401 Park Drive, Suite 801, Boston, MA 02215, Attn: Board of Directors, c/o Office of the General Counsel.
For a stockholder or other interested party communication directed to an individual director in his or her capacity as a member of the Board, stockholders may send such communication to the attention of the individual director via U.S. Mail or Expedited Delivery Service to: Toast, Inc., 401 Park Drive, Suite 801, Boston, MA 02215, Attn: Name of Individual Director.
We will forward by U.S. Mail any such stockholder communication to each director to whom such communication is addressed and to the Chairperson of the Audit Committee of the Board, in his or her capacity as a representative of the Board, at the address specified by each such director and the Chairperson of the Audit Committee of the Board.
Corporate Governance Guidelines and Code of Business Conduct and Ethics
Our Board has adopted Corporate Governance Guidelines that address items such as the qualifications and responsibilities of our directors and director candidates and corporate governance policies and standards applicable to us in general. In addition, our Board has adopted a Code of Business Conduct and Ethics that applies to all of our employees, directors and officers, including our Chief Executive Officer, Chief Financial Officer and other executive and senior financial officers. A copy of our Corporate Governance Guidelines and Code of Business Conduct and Ethics is available on our Internet website at investors.toasttab.com and may also be obtained without charge by contacting our Corporate Secretary at Toast, Inc., 401 Park Drive, Suite 801, Boston, MA 02215. We intend to disclose any amendments to our Code of Business Conduct and Ethics, or waivers of its requirements, on our website or in filings under the Exchange Act, as required by the applicable rules and exchange requirements. During the fiscal year ended December 31, 2022, we have not granted any waivers from any provision of our Code of Business Conduct and Ethics.
Commitment to Environmental, Social, and Governance
At Toast, we are committed to sound environmental, social and governance ("ESG") practices and to making our business a force for good in the world. Our ESG and Toast.org efforts, discussed further below, enhance how we operate and develop long-term value, consistent with Toast's purpose to “enrich the food experience for all”. We focus our ESG efforts mainly on managing our impacts on a variety of stakeholders, including employees, customers, suppliers, the environment and society.

ESG Governance and Disclosure
Our Board, through the nominating and corporate governance committee, has oversight of corporate social responsibility undertakings, including our strategy and initiatives around sustainability, ESG, Diversity, Equity and Inclusion (“DEI”), and climate, and through the audit committee, tracks rules and regulations on disclosure, including on ESG and climate related matters. In 2022, we expanded our ESG executive leadership team, launched our cross functional ESG committee, and established our first multi-year ESG Roadmap.
Highlights of our ESG work include:
Energy and Climate. We conducted our first greenhouse gas ("GHG") emissions inventory in accordance with the Greenhouse Gas Protocol, covering scopes 1 and 2 and select scope 3 categories for our fiscal year ended December 31, 2021. We are conducting our second GHG emissions inventory, in addition to scopes 1 and 2, we expanded to include all relevant scope 3 categories. We intend to achieve net zero scope 2 emissions for our fiscal year ended December 31, 2022, through renewable energy use and investments in renewable energy credits.
Diversity, Equity and Inclusion. At Toast, we seek to bake inclusive principles into our practices and equity into our designs, embrace all identities, and leverage the strength of diversity across all we do. Our Toast values guide our work and support a sense of belonging among Toasters. Toasters are engaged, motivated, and deeply committed to our mission to help the restaurant industry thrive. We are focused on ensuring that all our Toasters feel this sense of purpose and belonging and that we are able to attract and retain a group of Toasters who are representative of the industry they so love.
Our DEI pillars guide us in this work:
•Commitment: accountability, transparent policy and procedures, leadership focus, and engaged learning.
•Diverse teams: representation through attraction, retention, and development.
•Inclusive community: listening, engaging, and respecting diverse perspectives to create a strong culture.
•External impact: products and offerings that represent, benefit, and enable the communities we serve.
Through targeted efforts such as the incorporation of best practices in our recruiting practices, the scaling out of early career and non-traditional hiring programs and partnerships, ongoing career conversations for all Toasters, our seven Toast Communities ("ERG"s) and eight Toast identity Clubs, and specialized DEI programs and initiatives to equip Toasters with the tools necessary to develop and promote an environment of inclusion and respect, we are focused on improving engagement, productivity, innovation, and retention for all our Toasters.
In 2023, as approved by the compensation committee of our board, we introduced a DEI scorecard that is part of the bonus plan for Toast's leadership teams.
Supporting Our Customers. We launched several platform features for customers and guests, including a fundraising feature customers could set up to invite guests to ‘round up’ their bills to support community organizations. We also initiated pilots to reduce waste, enabling guests to opt into reusable packaging in select markets, and out of single-use utensils, and are commencing a pilot to return and recycle old hardware.
Supporting Our Communities. At Toast, we are committed to supporting causes that solve critical food issues and enrich the food experience for all. Our philanthropic branch, Toast.org, is dedicated to solving critical food issues that impact communities and the planet. In furtherance of Toast’s values and these goals, we joined the Pledge 1% movement. As a part of this initiative, we transferred 546,889 shares of Class A common stock in each of 2022 and 2021, respectively, which represent our first two annual installments of the 5,468,890 shares reserved by our Board as bona fide gifts to fund our social impact initiatives through Toast.org. In 2022, over $2 million in total cash given to charitable organizations from the Toast.org Impact Fund and Toast employees in grants and donations.
Data Privacy and Cybersecurity. We are committed to responsibly handling the information of our employees, customers, their guests and employees, and other stakeholders in accordance with all applicable data privacy laws and security best practices. As part of this commitment, we maintain a dedicated team of privacy and security professionals, along with comprehensive privacy and security programs. Toast is regularly audited by internal and third-party auditors that attest to PCI Compliance and SOC2 Type 1. Privacy and security risks, including cybersecurity and compliance, are reported in accordance with the enterprise risk management program to the enterprise risk committee and to the audit committee of the Board.
Transparent Disclosure. In May 2022, we issued our inaugural annual ESG Overview to provide insights into the ESG areas where we are focusing our efforts, including our first greenhouse gas inventory, diversity data, and disclosures informed by the Sustainability Accounting Standards Board (“SASB)” standards for our sector. For more information on our commitment to addressing ESG matters across our business, please visit https://investors.toasttab.com/governance/esg/default.aspx.

NON-EMPLOYEE DIRECTOR COMPENSATION
Non-Employee Director Compensation Program
We maintain a Non-Employee Director Compensation Program, which is designed to provide a total compensation package that enables us to attract and retain, on a long-term basis, high caliber members of our Board. Under our Non-Employee Director Compensation Program, all directors who are not employees of the company or any of its subsidiaries, collectively referred to as our non-employee directors, are eligible to receive compensation under the program.
Under our Non-Employee Director Compensation Program as it was in effect during 2022, our non-employee directors were compensated according to the director cash retainer table below. All cash retainers are paid quarterly in arrears and prorated for partial years of service.

Cash Retainer
Annual Retainer for Board Membership
Annual service on the Board	$30,000
Additional Annual Retainer for Committee Membership
Annual service as audit committee chairperson	$20,000
Annual service as member of the audit committee (other than chair)	$10,000
Annual service as compensation committee chairperson	$15,000
Annual service as member of the compensation committee (other than chair)	$7,500
Annual service as nominating and governance committee chairperson	$10,000
Annual service as member of the nominating and governance committee (other than chair)	$5,000
In addition, our Non-Employee Director Compensation Program in effect during 2022 provided that, upon initial election or appointment to our Board, each new non-employee director would be granted a one-time grant of restricted stock units with a total value of $350,000 on the date of such director’s election (the “Director Initial Grant”). The Director Initial Grant vests in substantially equal annual installments over three years, subject to continued service relationship with us through each applicable vesting date. Each year thereafter, each non-employee director who would continue as a non-employee director would be granted an annual award of restricted stock units with a total value of $220,000 (the “Director Annual Grant”). The Director Annual Grant vests on the one-year anniversary of the grant date, subject to continued service relationship with us through such date. The number of RSUs to be granted is determined by dividing the total value by the average closing market price of one share of our common stock over the trailing 90 trading days ending on the last trading day immediately prior to the grant date. In 2022, each continuing non-employee director received the Director Annual Grant on the date of our annual shareholder meeting in 2022.
Employee directors receive no additional compensation for their service as a director beyond the compensation they receive for serving as our officers. We also reimburse all reasonable out-of-pocket expenses incurred by our non-employee directors for their attendance at meetings of our Board or any committee thereof.
Non-Employee Director Compensation Policy
In November 2022, following a competitive review of non-employee director compensation values and programs at companies similar to us in size and industry, and in order to provide market-competitive compensation to our non-employee directors, our board approved the Toast, Inc. Non-Employee Director Compensation Policy ("the Director Compensation Policy") which became effective on January 1, 2023. The Director Compensation Policy governs the administration of our non-employee director compensation program. In connection with the policy adoption, the Board also 1) approved changes to certain non-employee director compensation retainer amounts and equity grant values, 2) created and approved an additional annual retainer for the lead independent director role, and 3) changed the vesting schedule of the Director Annual Grant to vest on the earlier of the one-year anniversary of the grant date or the next annual meeting of stockholders, subject to continued service relationship with us through the applicable vesting date. In addition, all outstanding Director Initial Grants and Director Annual Grants awarded to our non-employee directors under the Director Compensation Policy will become fully vested upon a Sale Event (as defined in our 2021 Stock Option and Incentive Plan), subject to such director's continued service until the date of such Sale Event.

Non-Employee Director Compensation Effective January 1, 2023:

Values
Annual Cash Retainer for Board Membership
Annual service on the Board	$50,000
Additional Annual Cash Retainer for Committee Membership
Annual service as audit committee chairperson	$25,000
Annual service as member of the audit committee (other than chair)	$10,000
Annual service as compensation committee chairperson	$20,000
Annual service as member of the compensation committee (other than chair)	$10,000
Annual service as nominating and governance committee chairperson	$10,000
Annual service as member of the nominating and governance committee (other than chair)	$5,000
Additional Annual Cash Retainer for Lead Independent Director
Annual service as lead independent director	$40,000
Board Equity Grant Values (in the form of restricted stock units)
Initial grant to new non-employee director	$400,000
Annual service on Board	$225,000

The aggregate amount of compensation, including both equity compensation and cash compensation, paid to any non-employee director for service as a non-employee director in a calendar year period cannot exceed $1,200,000.

Non-Employee Director and Executive Stock Ownership Policy
In November 2022, our board approved the Toast, Inc. Non-Employee Director and Officer Stock Ownership Policy. Under this policy, Toast non-employee directors are required to own shares of Toast common stock equivalent in value to four (4) times the annual Board cash retainer then in effect. Non-employee directors will have until the later of 1) December 31, 2027, or 2) five (5) years from the date they joined the Board, to meet this requirement. Only shares directly owned by, or beneficially owned in a grantor trust or similar instrument for the benefit of the non-employee director and/or direct family members and for which the non-employee director has voting and disposal rights, will count towards share ownership under this policy.
Non-Employee Director Compensation Table
The following table provides information regarding the total compensation that was earned by or paid to each of our non-employee directors in the fiscal year ended December 31, 2022. Mr. Comparato, Mr. Narang and Mr. Fredette are members of our Board but as employees of our company they did not receive any compensation from us for their service on our Board. See the section titled “Executive Compensation” for more information on the compensation paid to or earned by Mr. Comparato, Mr. Narang and Mr. Fredette as named executive officers for the fiscal year ended December 31, 2022.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Total ($)
Paul Bell (2)	40,000	191,174	231,174
Kent Bennett (3)	42,500	191,174	233,674
Mark Hawkins (4)	57,500	191,174	248,674
Susan Chapman-Hughes (5)	50,000	191,174	241,174
David Yuan (6)	40,000	191,174	231,174
Deval L. Patrick (7)	40,000	191,174	231,174
Hilarie Koplow-McAdams (8)	30,000	191,174	221,174
(1)The amounts reported represent the aggregate grant date fair value of the awards granted to the non-employee directors calculated in accordance with Financial Accounting Standards Board ("FASB"), Accounting Standards Codification ("ASC") Topic 718. Such grant date fair value does not take into account any estimated forfeitures. The assumptions used in calculating the grant date fair value of the awards reported in this column are set forth in the notes of our consolidated financial statements of our 2022 Form 10-K. The amounts reported in this column reflect the accounting cost for the stock awards, and does not correspond to the actual economic value that may be received upon issuance of shares of Class A common stock, or any sale of any of the underlying shares of Class A common stock.
(2)Mr. Bell held 11,292 restricted stock units as of December 31, 2022.
(3)Mr. Bennett held 11,292 restricted stock units as of December 31, 2022.
(4)Mr. Hawkins held 64,082 restricted stock units as of December 31, 2022.
(5)Ms. Chapman-Hughes held 26,577 restricted stock units as of December 31, 2022.
(6)Mr. Yuan held 11,292 restricted stock units as of December 31, 2022.
(7)Mr. Patrick held 26,577 restricted stock units as of December 31, 2022.
(8)Ms. Koplow-McAdams held 18,155 restricted stock units as of December 31, 2022.

PROPOSAL TWO:
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our audit committee has engaged Ernst & Young LLP (“EY”) as our independent registered public accounting firm to perform the audit of our financial statements for the fiscal year ending December 31, 2023, and we are asking you and other stockholders to ratify this appointment. During the fiscal year ended December 31, 2022, EY served as our independent registered public accounting firm.
Although ratification of the appointment of EY is not required by our Bylaws or otherwise, our Board is submitting the appointment of EY to stockholders for ratification as a matter of good corporate governance. In the event that a majority of the votes properly cast on this proposal do not ratify this appointment of EY, our audit committee will reconsider whether or not to retain EY. Even if the appointment is ratified, our audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the stockholders.
We expect that a representative of EY will attend the Annual Meeting and the representative will have an opportunity to make a statement if he or she so chooses. The representative will also be available to respond to appropriate questions from stockholders.
Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm
We have adopted a policy under which our audit committee must pre-approve all audit and permissible non-audit services to be provided by the independent registered public accounting firm. As part of its review, our audit committee also considers whether the categories of pre-approved services are consistent with the rules on accountant independence of the SEC and the Public Company Accounting Oversight Board. Our audit committee has pre-approved all services performed by the independent registered public accounting firm since the pre-approval policy was adopted prior to our IPO.
Audit Fees
The following table sets forth the fees billed or to be billed by EY and its affiliates for professional services rendered with respect to the fiscal years ended December 31, 2022 and 2021. All of these services were approved by our audit committee.

Fee Category	Fiscal 2022	Fiscal 2021
Audit Fees (1)	$2,772,000	$2,463,344
Audit-Related Fees (2)	7,980	8,556
Tax Fees (3)	579,262	202,306
All Other Fees (4)	3,975	1,095
Total Fees	$3,363,217	$2,675,301
(1)Audit Fees consist of fees for professional services provided in connection with the audit of our financial statements, reviews of our quarterly financial statements and accounting consultations billed as audit services. This category also includes fees for services incurred in connection with our IPO and services normally provided by EY in connection with statutory and regulatory filings or engagements.
(2)Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and not reported under “Audit Fees."
(3)Tax Fees consist of fees for professional services for tax compliance, tax advice and tax planning. These services include consultation on tax matters and assistance regarding federal, state and international tax compliance.
(4)All Other Fees consist of aggregate fees billed for products and services provided by the independent registered public accounting firm other than those disclosed above.

Vote Required
The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting form for our fiscal year ending December 31, 2023 requires the affirmative vote of a majority of the votes properly cast on this proposal. Abstentions and broker non-votes, if any, will have no effect on the outcome of this proposal.

Recommendation of our Board
OUR BOARD RECOMMENDS THAT YOU VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2023.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
The audit committee is a committee of the Board comprised solely of independent directors as required by the listing standards of the NYSE and rules and regulations of the SEC. The audit committee operates under a written charter approved by our Board, which is available on our website at investors.toasttab.com. The composition of the audit committee, the attributes of its members and the responsibilities of the audit committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. The audit committee reviews and assesses the adequacy of its charter and the audit committee’s performance on an annual basis.
With respect to our financial reporting process, our management is responsible for (1) establishing and maintaining internal controls and (2) preparing our financial statements. Our independent registered public accounting firm, EY, is responsible for performing an independent audit of our financial statements. It is the responsibility of the audit committee to oversee these activities. It is not the responsibility of the audit committee to prepare our financial statements. These are the fundamental responsibilities of management. In the performance of its oversight function, the audit committee has:
1.reviewed and discussed the audited financial statements with management and EY;
2.discussed with EY the matters required to be discussed by the statement on Auditing Standards No. 1301, as adopted by the Public Company Accounting Oversight Board (“PCAOB”) and those required by the SEC; and
3.received the written disclosures and the letter from EY required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence and has discussed with EY its independence.
Based on the audit committee’s review and discussions with management and EY, the audit committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2022 for filing with the SEC.
Respectfully submitted by the members of the audit committee of the Board:
Paul Bell
Mark Hawkins
David Yuan
The information contained in this audit committee report shall not be deemed to be “soliciting material,” “filed” with the SEC, subject to Regulations 14A or 14C of the Exchange Act, or subject to the liabilities of Section 18 of the Exchange Act. No portion of this audit committee report shall be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act, through any general statement incorporating by reference in its entirety the proxy statement in which this report appears, except to the extent that we specifically incorporate this report or a portion of it by reference. In addition, this report shall not be deemed filed under either the Securities Act or the Exchange Act.

PROPOSAL THREE:
ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION
We are providing our stockholders the opportunity to vote to approve, on an advisory, non-binding basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules. This proposal, which is commonly referred to as “say-on-pay,” is required by the Dodd-Frank Act, which added Section 14A to the Exchange Act .
The section of this proxy statement titled “Executive Compensation” beginning on page 32, including “Compensation Discussion and Analysis,” describes in detail our executive compensation program and the decisions made by our compensation committee. Our executive compensation program is designed to reward value creation for stockholders and to attract, motivate, and retain our executive officers, who are critical to our success. Under this program, our named executive officers are rewarded for the achievement of our short- and long-term strategic and financial goals, which we believe serves to enhance short- and long-term value creation for our stockholders. Our compensation program contains elements of cash and equity-based compensation and is designed to align the interests of our executives with those of our stockholders and pay for performance. We have adopted best practices to ensure our executive compensation programs are appropriately managed and well-governed. Accordingly, we ask our stockholders to approve, on a non-binding, advisory basis, the following resolution at the Annual Meeting:

RESOLVED, that the compensation paid to the Company’s named executive officers as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and accompanying narrative discussion, is hereby APPROVED.

Vote Required
The approval, on an advisory basis,of the compensation of our named executive officers requires the affirmative vote of a majority of the votes properly cast on this proposal. Abstentions and broker non-votes will have no effect on the outcome of this proposal.
As an advisory vote, this proposal will not be binding on the Company, our Board or our compensation committee in any way. As such, the results of the vote will not be construed to create or imply any change to the fiduciary duties of our Board. Notwithstanding the advisory (non-binding) nature of this vote, our Board values the opinions of our stockholders, and will consider the outcome of the vote when making future compensation decisions for our named executive officers.
Recommendation of our Board
OUR BOARD RECOMMENDS THAT YOU VOTE "FOR" THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

EXECUTIVE OFFICERS
The following table identifies certain information about our executive officers, including their ages, as of March 31, 2023:

Name	Age	Position
Christopher P. Comparato	56	Chief Executive Officer and Director
Elena Gomez	53	Chief Financial Officer
Brian Elworthy	42	General Counsel and Corporate Secretary
Stephen Fredette	39	Co-President, Co-Founder, and Director
Aman Narang	40	Co-President, Co-Founder, Chief Operating Officer, and Director
Executive Officers
Please refer to “Proposal One: Election of Directors” for Mr. Comparato’s, Mr. Fredette’s and Mr. Narang’s biographies.
Elena Gomez. Ms. Gomez has been our Chief Financial Officer since May 2021. Previously, Ms. Gomez served as the Chief Financial Officer of Zendesk, Inc., a global customer service software company, from May 2016 to May 2021. From July 2010 to April 2016, Ms. Gomez served in senior finance roles at Salesforce, a provider of customer relationship management services, including as Senior Vice President of Finance and Strategy and Senior Vice President of Go-to-Market Distribution. Ms. Gomez has served on the boards of directors of Smartsheet Inc., a software as a service ("SaaS") collaboration and work management platform provider, since October 2017 and PagerDuty, Inc., a SaaS incident response platform provider, since October 2018. Ms. Gomez holds a B.S. in Business Administration from the Haas School of Business, University of California, Berkeley.
Brian Elworthy. Mr. Elworthy has been our General Counsel since November 2016 and our Secretary since August 2021. Previously, Mr. Elworthy was Assistant General Counsel at inVentiv Health Inc., now Syneos Health, Inc., from July 2014 to November 2016 and an Associate at Ropes & Gray LLP from September 2008 to June 2014. Mr. Elworthy holds a J.D. from Georgetown University and a B.A. from Middlebury College.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS
Our compensation philosophy, executive compensation programs and context for executive compensation actions taken during the fiscal year ended December 31, 2022 are described further in this Compensation Discussion and Analysis (“CD&A”). The following discussion contains forward-looking statements that are based on our current plans, considerations, expectations, and determinations regarding existing and future compensation programs. The actual amount and form of compensation and the compensation policies and practices that we adopt in the future may differ materially from currently planned programs as summarized in this discussion.
Named Executive Officers
The compensation provided to our named executive officers for the year ended December 31, 2022 is detailed in the 2022 Summary Compensation Table and this CD&A. Our named executive officers are:
•Christopher P. Comparato, our Chief Executive Officer;
•Elena Gomez, our Chief Financial Officer;
•Brian Elworthy, our General Counsel and Corporate Secretary;
•Stephen Fredette, our Co-President and Co-Founder;
•Aman Narang, our Co-President, Co-Founder and Chief Operating Officer; and
•Jonathan Grimm, our Co-Founder and Chief Technology Officer for Toast.org, who served as our Chief Technology Officer for a portion of 2022.
Performance Highlights
Our compensation committee (the "committee") seeks to develop and maintain executive compensation programs that attract, retain and motivate the leadership we need to meet our strategic goals and manage our business. The following highlights provide context for executive compensation decisions during the fiscal year ended December 31, 2022.
We delivered strong financial results: Our annualized recurring run rate (“ARR”), as reported in our Annual Report on Form 10-K for the fiscal year ended on December 31, 2022, grew 59% year-over-year to $901 million as of December 31, 2022. Our net loss was $(275) million in full year 2022 compared to net loss of $(487) million for the full year 2021.
We completed our acquisition of Sling: We expanded the Toast Payroll and Management Suite with the acquisition of Sling, a leading employee scheduling, communication and management solution which helps restaurants staff more efficiently, better manage labor costs, and increase employee job satisfaction.
We continued to empower the restaurant community: Toast solutions enabled restaurants to operate more efficiently as they continued to face challenges in the form of shifting workforce dynamics and rising prices. We ended Q4 2022 with approximately 79,000 restaurant locations, an increase of approximately 40% over the prior year, demonstrating that the restaurant industry is resilient and continues to find value in Toast’s platform and services.
We continued our focus on enriching the food experience for all: In November 2022, Toast announced $1.25 million in grants from Toast.org, the company’s philanthropic arm, to nonprofit organizations striving to enrich the food experience for all by addressing critical issues in the food system. Putting Toast’s Pledge 1% commitment to fund social initiatives into action, the grants include more than $1 million from the company’s inaugural Impact Grants to 22 nonprofit organizations and $200,000 to organizations supported by 40 Toast.org local volunteer committees globally.
Pay Practices and Governance

Toast, in partnership with the committee, has adopted the following best practices to ensure our executive compensation programs are appropriately managed and well-governed.

WHAT WE DO	WHAT WE DON’T DO
Committee Independence: The compensation committee is composed entirely of independent directors as defined under the rules of the NYSE.	No Hedging or Pledging our Equity Securities: Our Stock Trading Policy prohibits our directors and employees, including our executive officers, from hedging or pledging our securities.
Independent Compensation Consultant: The committee retains the services of an independent, third-party compensation consultant to provide advice on executive compensation pay and practices.
No Single-trigger Equity Vesting: Under our severance and change in control policies, equity awards will vest only if the individual has a qualifying termination of employment within a specified period of time following the change in control.

Compensation At-Risk: A significant portion of our executive officers’ compensation is “at-risk” based on our corporate performance, as well as equity-based, to align the interests of our executives and stockholders.
No 280G Excise Tax or Gross-up Payments: Our severance and change in control policy does not include payment for 280G excise tax or tax gross-up.
Pay-for-Performance Philosophy: The majority of our executive officers’ compensation is directly linked to corporate performance and includes a significant long-term equity component.	No Special Health and Welfare Benefits. Our executive officers participate in our health and welfare benefits programs on the same basis as our other employees.
10b5-1 Plans: We require our executive officers to plan any stock sales in advance through the use of 10b5-1 plans.
Stock Ownership Guidelines: Our directors and executive officers are subject to ownership guidelines.
Annual Say-On-Pay Vote: We put our executive compensation to an advisory vote of stockholders annually.
Say-on-Pay Vote on Executive Compensation
In prior years, we were not required to hold a non-binding, advisory vote on the compensation of our named executive officers (a "Say-on-Pay vote"). At the 2023 Annual Meeting, we will be conducting our first Say-on-Pay vote as described in Proposal No. 3 of this proxy statement. Because we value the opinions of our stockholders, the board of directors and the committee will consider the outcome of the Say-on-Pay vote, as well as feedback received throughout the year, when making compensation decisions for our named executive officers in the future.

Oversight for Our Executive Compensation Programs
The committee directs the design and oversees the operation of our executive compensation program. A description of the committee’s structure, roles and responsibilities can be found above under the heading “Board of Directors Meetings and Committees.”

Independent Compensation Consultant: The committee has the authority under its charter to directly retain, review fees for, and terminate advisors and consultants as it deems necessary to assist in the fulfillment of its responsibilities. The committee has retained an independent compensation consultant (“the compensation consultant”) who provides information and analyses that serve as the basis for setting executive and director compensation levels and advises the committee on compensation decisions. The compensation consultant also advises the committee on the structure of executive and director compensation programs, including the design of incentive plans, the forms and mix of compensation, allocation of equity compensation, regulatory requirements and other topics relevant to executive and Board compensation. During the fiscal year ended December 31, 2022, the committee retained Pay Governance as its compensation consultant. The committee reviews the independence of its compensation consultant annually and found no conflict of interest with Pay Governance during its 2022 independence review.
The committee’s compensation consultant did not provide any additional services beyond providing advice and recommendations on the amount or form of compensation for our directors and management during the fiscal year ended December 31, 2022. The committee has adopted protocols governing if and when its compensation consultant’s advice and recommendations to the committee can be shared with management, recognizing that, in advising the committee, it is necessary for the compensation consultant to interact with management to gather information. The committee also determines the appropriate forum for receiving recommendations from its compensation consultant. Where appropriate, the committee invites management to provide context for the recommendations. In other cases, the committee receives the compensation consultant’s recommendations in executive sessions where management is not present. The committee also engages directly with its compensation consultant between meetings, as deemed necessary by the committee. This approach further protects the committee’s ability to receive objective advice from the compensation consultant and establishes a forum for independent decisions about executive pay.
Committee Meetings: The agenda for meetings of the committee is managed by the Chairperson of the committee with assistance from our Chief Executive Officer and other members of management. At the invitation of the Chairperson of the committee, committee meetings held in the fiscal year ended December 31, 2022 were regularly attended by our Chief Executive Officer, our Chief Financial Officer, our Chief People Officer, our General Counsel, other supporting members of management, as well as the committee’s compensation consultant. For part of each meeting, the committee meets in executive session without the Chief Executive Officer and other members of management present. The committee’s compensation consultant attends executive sessions as requested by the committee. The committee’s Chairperson regularly reports the committee’s recommendations and decisions on executive compensation to our Board. Our Chief Executive Officer and other executive officers may be authorized by the committee to fulfill certain administrative duties regarding compensation and benefit programs.
Role of the CEO: The Chief Executive Officer regularly attends a portion of each committee meeting. He provides the committee with his assessment of the performance of the other named executive officers and provides recommendations for their compensation, which the committee considers and may approve or modify. The Chief Executive Officer does not make recommendations to the committee or participate in committee decision-making regarding his own compensation. The committee has delegated authority to our Chief Executive Officer to grant options and restricted stock units to certain non-executive officers under specified guidelines.
Following the end of each fiscal year, our Chief Executive Officer’s annual performance is evaluated by our full Board against both his financial and non-financial goals. Working with its compensation consultant, the committee recommends to the Board the Chief Executive Officer’s short-term incentive plan award associated with performance for the prior fiscal year and his base salary, short-term incentive plan opportunity and equity grant for the current fiscal year. The Board evaluates our Chief Executive Officer’s performance and discusses and approves his compensation in executive session without the Chief Executive Officer present.
Executive Compensation Philosophy and Guiding Principles

Our compensation philosophy and guiding principles provide a framework for the development and management of our executive compensation programs and practices.
Competitive: Our compensation programs should be market-competitive, enabling Toast to attract and retain top talent in a highly-competitive technology market.
Long-Term Orientation: Equity plays an important role in our executive compensation program because it is an incentive for long-term value creation and aligns the interests of our leadership team with that of stockholders. We also believe in broad-based participation in equity programs in support of our company core value of “one team”.
Fair and Fact-Based: We believe compensation decisions should be made based on objective and relevant information and support internal pay equity.
Pay-for-Performance: Our incentive programs align short- and long-term realizable compensation with company performance. We also believe in differentiating compensation based on individual performance in recognition of innovation, excellence in delivery and outsized impact.
Simple and Transparent: Our compensation programs should be easy to understand, communicate and administer.
Our Executive Compensation Practices
Market Data and Reference Points: The committee reviews competitive market compensation for our executive roles provided by the compensation consultant and uses the information as a reference point in making decisions on compensation levels, the mix of base, short-term and long-term incentives, and other executive pay practices. The committee uses the 25th, 50th and 75th percentiles of market as reference points and the selection of a specific market reference point may vary for each pay element. An individual named executive officer’s total compensation (or an element of compensation) in any given year may be set above or below market reference points, depending on the individual’s role, experience, performance and internal equity. The committee has not adopted a practice of setting executive compensation solely aligned with a particular market reference point.
External Market Analysis and Peer Companies: The committee reviews market compensation levels at least annually to determine the placement of our executive compensation relative to the competitive market for executive talent. This assessment includes evaluation of base salary, and short- and long-term incentive opportunities against executive compensation reported by a peer group of companies selected by the committee as comparable to Toast in size and related industry. The committee also considers market compensation information collected from survey sources. The compensation consultant supports the committee in the selection of the peer company group and also provides the committee with analyses of the peer company and survey executive compensation information.
The committee selected a group of peer companies in October 2021 which it used as a reference group in making executive compensation decisions in 2022. Criteria considered to determine the peer company group included industry, revenue, market cap, employee count, price to sales ratio, gross margin, annualized total shareholder return and duration of time in operation as a public company.
The committee reevaluated the peer company group in August 2022 in order to ensure all companies in the group continued to be appropriate comparators based on the same criteria used in the October 2021 evaluation. Based on the reevaluation, the committee removed the companies indicated below with an asterisk from the peer group and added AppLovin Corporation. The peer company group approved by the committee in August 2022 was not used as a reference in the evaluation of executive compensation decisions for 2022.
The group of peer companies the committee selected in October 2021 as a reference group for making executive compensation decisions in 2022 is shown below:

Akamai Technologies, Inc.	HubSpot, Inc.	Twilio Inc.
Datadog, Inc.	Paycom Software, Inc.	Unity Software Inc.
DocuSign, Inc.	Pegasystems Inc.	Workday, Inc.*
DoorDash, Inc.	PTC Inc.	Zendesk, Inc.
Dropbox, Inc.	RingCentral, Inc.	ZoomInfo Technologies Inc.
Dynatrace, Inc.	Splunk Inc.	Zoom Video Communications, Inc.*
Etsy, Inc.	The Trade Desk, Inc.
*Indicates the company was removed from the peer company list in August 2022.
Our Executive Compensation Programs
The compensation of our named executive officers comprises a combination of base salary, short-term incentive payments, and long-term incentive compensation in the form of stock options and restricted stock units. Our named executive officers, like all full-time employees, are eligible to participate in our 401(k), health, and welfare benefit plans. The following describes our executive compensation programs and payments for the fiscal year ended December 31, 2022.
Cash Compensation
The committee reviewed compensation for our executives, including our named executive officers, during 2022 and approved changes to cash compensation based on its review of market compensation information presented by the compensation consultant and informed by our compensation philosophy. Individual job responsibilities, including the scope and impact of each role, were also considered.
Based on their evaluation, the committee approved changes to the base salary and target short-term bonus for each of Ms. Gomez and Mr. Elworthy. Ms. Gomez's base salary was changed from $400,000 to $420,000 and her target bonus was changed from 50% of base salary to 75% of base salary. Mr. Elworthy's base salary was changed from $346,200 to $365,000 and his target bonus was changed from 30% of base salary to 40% of base salary. The base salary changes were effective on April 1, 2022 and the target bonus changes were effective for the entire year, starting on January 1, 2022.
Cash compensation for Messrs. Comparato, Fredette, Narang, and Grimm did not change during 2022. Annual base salary for Messrs. Comparato, Fredette, Narang, and Grimm of $20,000 is intended to cover employee payroll benefit plan contributions and payroll taxes with minimal resulting net pay after applicable withholding. This cash compensation arrangement was implemented in 2021 at the request of Messrs. Comparato, Fredette, Narang, and Grimm, and is consistent with the committee’s view that the majority of the compensation received by our CEO and Co-Founders should be at-risk. While Messrs. Comparato, Fredette, Narang, and Grimm do not have an annual bonus target as a percentage of their base salary, during 2022 they had an opportunity to earn a special dining award equivalent to $10,000 in value under the bonus plan, which is described in more details below in the section titled "Short-Term Incentive Bonus Plan". The committee retains the ability to approve cash or other awards to Messrs. Comparato, Fredette, Narang, and Grimm in the event actual company performance exceeds performance goals.

Name	As of December 31, 2021		As of December 31, 2022
	Annual Base Salary	Annual Bonus Target	Annual Base Salary	Annual Bonus Target
Christopher P. Comparato	$20,000	—	$20,000	—
Elena Gomez	$400,000	50% of base	$420,000	75% of base
Brian Elworthy	$346,200	30% of base	$365,000	40% of base
Stephen Fredette	$20,000	—	$20,000	—
Aman Narang	$20,000	—	$20,000	—
Jonathan Grimm	$20,000	—	$20,000	—
In February 2023, the committee approved changes to cash compensation for Ms. Gomez and Mr. Elworthy following their annual review of executive compensation. Ms. Gomez's base salary was increased to $438,000 and her target bonus remained 75%. Mr. Elworthy's base salary and target bonus were increased to $380,500 and 50%, respectively. Changes to base salary went into effect on April 1, 2023 and approved target bonus percentages were effective as of January 1, 2023. The cash compensation arrangements for Messrs. Comparato, Fredette, Narang, and Grimm were not changed for 2023. Cash compensation for our named executive officers for 2023 and the basis for changes will be described in full in our proxy statement for the 2024 annual meeting of stockholders.

Short-Term Incentive Bonus Plan
Our short-term incentive bonus plan is designed to incentivize and reward the attainment of company financial goals and individual performance against business objectives. During 2022, our named executive officers were eligible for and received an annual bonus award based upon company performance and the achievement of business objectives, as approved by the committee and further described below. The committee approved the change from a semi-annual bonus period to an annual bonus period starting in 2022 to align the bonus performance period with our annual financial and operating plans.
Our short-term incentive bonus plan is administered under the Toast, Inc. Senior Executive Cash Incentive Bonus Plan (the "Incentive Plan"), which is our executive short-term incentive plan governing bonus payments to eligible executives, including our named executive officers. The committee has the sole discretion and authority to determine, approve and administer bonus payments to eligible executives under the Incentive Plan. The committee will establish a target bonus opportunity for each eligible executive for each performance period. Each executive’s target bonus for the period is also adjusted based on changes to base salary and target bonus within the period as well as employment changes, such as hire date, that impact program eligibility within the period. Eligible executives may receive a bonus payment based upon the attainment of one or more performance objectives established by the committee which may include goals which are financial or strategic. Incentive goals will have a target and the committee may also set minimum and maximum goals. Individual executive bonus payments may also vary based upon individual performance.
The Incentive Plan is funded based on Company performance against its bonus funding goals. This positions the achievement of the company financial goals as the dominant driver of bonus attainment, and ensures we meet certain financial goals before paying any bonus. Performance against individual business objectives is included in the Incentive Plan as a modifier, creating an incentive and reward for the achievement of strategic, financial and operational goals important to the growth, development and operation of our business.
2022 Bonus Funding Goals and MBOs (as defined below): For 2022, the committee approved bonus funding metrics and goals for the annual bonus period at its March 2022 meeting. Company achievement against the bonus funding goals determined the bonus funding for the period, expressed as a percentage of the target bonus for the period. The committee selected ARR and Adjusted EBITDA1%, each subject to customary acquisition adjustment, as bonus funding goals for the 2022 bonus performance period which began on January 1, 2022 and ended on December 31, 2022.
The committee selected these metrics because they were key measures of our top line growth and the profitability and efficiency of our business. The ARR goal was weighted 70% due to our focus on recurring revenue growth. Adjusted EBITDA % was introduced as a weighted metric for 2022 because it measures total revenue growth and profitability. The Adjusted EBITDA % metric was weighted 30%. Performance against each goal is measured independently. Achievement against the goals for the metric govern the funding associated with the portion of the bonus associated with that metric. When approving the goals, the committee determined that acquisitions during the period would be removed from results for the determination of performance against bonus funding goals for that period.
The committee set the Incentive Plan target ARR and Adjusted EBITDA percentage goals to align with our 2022 financial plan. In order for the portion of bonus associated with the metric to be funded 100%, the target financial goal for that metric must be met. For each metric, the committee also approved threshold goals below target which, if met, would result in 50% bonus funding for that metric. Performance below the threshold goal would result in no funding for the portion of bonus associated with that metric. Funding for performance falling between the threshold and target goals would be interpolated in a straight line fashion. The committee also approved above-target stretch goals, which if met or exceeded would result in maximum funding of 150% for the portion of bonus associated with that metric. Funding for performance falling between the target and maximum goals would be interpolated in a straight line fashion to determine funding for the portion of bonus associated with that metric.

Goal Achievement	Bonus Funding
Threshold	50%
Target	100%
Maximum	150%

In March 2022, our compensation committee also approved an opportunity for each of Messrs. Comparato, Fredette, Narang, and Grimm to earn a special dining award equivalent to $10,000 in value under the Incentive Plan if Company performance against the 2022 bonus financial goals exceeded target. This opportunity was created as a unique award for Messrs. Comparato, Fredette, Narang, and Grimm because they did not have a target cash bonus as a percentage of their base salary as part of their annual cash compensation arrangement. The dining award also encourages our CEO and founders to check in with customers by spending time at customer restaurants.
See "2022 Bonus Achievement" below for a description of the 2022 bonus funding results and approved 2022 bonus awards and payments.
Each executive officer, including our named executive officers, also had established individual business objectives (“MBOs”) for the first half of the year ("H1") and the second half of the year ("H2") periods. Some of the MBOs were shared objectives, either across the entire executive team or shared by certain functions, and some were individual objectives. Performance against the H1 and H2 period MBOs was evaluated at the end of each period, resulting in an MBO achievement percentage (“MBO %”) for the period. The average of the H1 and H2 MBO % was calculated to determine each executive's blended MBO achievement % for 2022. The MBO achievement % for 2022 was applied as a modifier to the funded bonus amount to determine the executive’s final approved bonus payment for the period.
Annual Funded Bonus * MBO Achievement % for 2022 = Individual Bonus Payment
1 Adjusted EBITDA is a non-GAAP financial measure. Please refer to pages 81-82 of Toast's Annual Report on Form 10-K for the year ended December 31, 2022 for a description and reconciliation of this non-GAAP financial measure.

2022 Bonus Achievement:
Actual 2022 ARR and Adjusted EBITDA % results exceeded their respective target goals and based upon this performance, the committee approved 121% funding for executive bonuses for the 2022 annual bonus performance period. Acquired results from the Sling business were removed from the results for the determination of bonus because Sling was acquired during the 2022 annual bonus performance period.
2022 Bonus Funding Goal Achievement:

Metric*	Goal Achievement	Bonus Achievement	Metric Weighting	Bonus Funding
ARR	Target Goal Exceeded	108%	70%	76%
Adjusted EBITDA %	Target Goal Exceeded	150%	30%	45%
Total			100%	121%
* We are not disclosing the specific numbers for the bonus funding metrics or the actual goal achievement because we believe disclosure would cause substantial competitive harm (for example, by providing competitors insight into our sales strategy and business operations) without adding to a meaningful understanding of our business. However, like performance targets for all metrics, the committee has set performance goals at definitive, rigorous, and objective levels so as to require significant effort and achievement by our executive team to be attained.
The committee also evaluated the performance of each executive against their individual MBOs for the H1 and H2 periods and approved the blended 2022 MBO achievement % for each executive. The MBOs for our named executive officers included challenging goals related to customer satisfaction, the growth and expansion of our business, continued evolution of our public company operating processes, product development and organizational planning. Most of the individual MBOs were met, resulting in 89% MBO achievement for Ms. Gomez and 92% for Mr. Elworthy.
For each eligible executive, the annual funded bonus was multiplied by the executive’s 2022 MBO achievement % to determine the executive’s 2022 bonus payment as shown below.
2022 Bonus Payments:

Name	2022 Target Bonus*	2022 Funded Bonus Based on 121% Financial Goal Achievement	Individual 2022 MBO Achievement %	2022 Approved Bonus Payment	2022 Approved Bonus as % of Target Bonus
Elena Gomez	$311,301	$376,675	89%	$335,240	108%
Brian Elworthy	$144,146	$174,416	92%	$160,463	111%
*As adjusted for changes in compensation during 2022.
As discussed above, performance against the 2022 bonus financial goals exceeded target and as a result our compensation committee approved a special dining award of $10,000 each for Messrs. Comparato, Fredette, Narang, and Grimm, delivered in the form of pre-paid credit cards and intended to be used for dining at Toast customer restaurants. This value is taxable income for which applicable taxes were withheld. The value of the special dining award is reported under "Non-Equity Incentive Plan Compensation" in our Summary Compensation Table below.
In February 2023, the committee approved ARR (with 70% weighting) and Adjusted EBITDA (with 30% weighting) bonus funding goals for the 2023 bonus program. The committee also approved a shared MBO goal for the leadership team, including our named executive officers, comprising diversity, equity and inclusion goals reflecting our shared commitment to DEI at Toast. The 2023 bonus program for our named executive officers will be described in full in our proxy statement for the 2024 annual meeting of stockholders.
Equity-Based Compensation
Although we do not have a formal policy with respect to the grant of equity incentive awards specifically to our executive officers, we believe that equity grants provide our executives with a strong link to our long-term performance, create an ownership culture, and help to align the interests of our executives and our stockholders. In addition, we believe that equity grants promote executive retention because they incentivize our executive officers to remain in our employment during the vesting period. Accordingly, our Board or our compensation committee periodically review the equity incentive compensation of our named executive officers and may grant equity incentive awards to them from time to time.
For 2022, the committee approved equity awards to each of our executive officers which were granted on March 15, 2022. The committee approved a grant value for each executive officer which was determined based on a review of market-competitive equity grant values for similar roles at peer companies, the relative scope and impact of the executive officer's role at Toast, and the executive officer's contribution, performance and future growth potential. The approved equity grant value was granted as a mix of stock options and restricted stock units ("RSUs"). The committee chose to issue 60% of the grant value in the form of stock options because options deliver value to the executive only if the price of our stock rises higher than the option exercise price, which aligns the interests of our executives with that of our shareholders. The committee chose to issue 40% of the grant value in the form of RSUs because RSUs also provide an incentive to increase enterprise value over the long-term while also supporting retention in volatile stock market conditions and reduces dilution.
Stock options granted to our executive officers provide an option to purchase shares of our common stock subject to vesting and have a ten-year term. The exercise price per share is equal to the fair market value of our common stock on the date of grant. Each RSU provides the holder with the right to receive one share of Toast common stock when the RSU vests. The stock options and RSUs granted to our executive officers in 2022 vest quarterly in equal quarterly increments over a four-year period, subject to continuous service with us through each applicable vesting date.
The numbers of stock options and RSUs granted to our executive offers in 2022 was determined on the grant date as governed by our Equity Award Grant Policy. The number of stock options granted was determined by dividing the portion of the approved grant value allocated to stock options by the fair value of the award on the date of grant calculated under ASC Topic 718. The number of RSUs granted was determined by dividing the portion of the approved grant value allocated to RSUs by the average closing market price of one share of our common stock over the trailing 90 trading days ending on the last trading day immediately prior to the grant date.
The committee approved grants to our named executive officers during 2022 as summarized below. These grants were issued from our 2021 Stock Option and Incentive Plan (the “2021 Plan”).

			Stock Options			RSUs
Name	Grant Date	Approved Grant Value	Grant Value for Stock Options (60%)	Number of Stock Options Granted	Exercise Price	Grant Value for RSUs (40%)	Number of RSUs Granted
Christopher P. Comparato	March 15, 2022	$10,000,000	$6,000,000	680,796	$17.38	$4,000,000	125,192
Elena Gomez	March 15, 2022	$5,000,000	$3,000,000	340,398	$17.38	$2,000,000	62,596
Brian Elworthy	March 15, 2022	$2,750,000	$1,650,000	187,219	$17.38	$1,100,000	34,427
Stephen Fredette	March 15, 2022	$4,500,000	$2,700,000	306,358	$17.38	$1,800,000	56,336
Aman Narang	March 15, 2022	$4,500,000	$2,700,000	306,358	$17.38	$1,800,000	56,336
Jonathan Grimm	March 15, 2022	$4,500,000	$2,700,000	306,358	$17.38	$1,800,000	56,336
In February 2023, the committee approved equity grants to our named executive officers which were granted on March 10, 2023. The equity grant values were determined based on a review of factors similar to those considered for the 2022 grants. Equity-based compensation for our named executive officers for 2023 will be described in full in our proxy statement for the 2024 annual meeting of stockholders.
Severance and Change in Control Policy and Severance Letter
Severance Policy
In June 2021, we adopted the Toast, Inc. Severance and Change in Control Policy (the “Severance Policy”), which provides certain severance benefits and accelerated vesting of equity awards to certain executives, including the named executive officers, each a “covered employee,” in the event of a qualified termination, including a qualified termination in connection with a change in control. We believe the Severance Policy supports the attraction and retention of senior leaders in a competitive market. We also believe that appropriately structured change in control benefits serve to minimize potential distraction caused by a transaction and reduce the risk that leaders will leave the organization before the transaction closes. The severance payments and benefits under the Severance Policy (and Severance Letter, as applicable and as defined below) superseded any severance payments and benefits for which the covered employees were eligible under existing employment agreements or other agreements, plans, policies, or arrangements.
Pursuant to the Severance Policy, in the event of a termination by us for any reason other than due to “cause” (as defined in the Severance Policy), death, or disability that occurs outside of the period beginning three months prior to and ending 12 months following a “change in control,” as defined in the Severance Policy, (the "change in control period"), subject to the covered employee’s execution and non-revocation of a release of claims in favor of Toast and our affiliates and continued compliance with all applicable restrictive covenants, we shall pay the covered employee (i) 12 months of continued base salary, (ii) a lump sum cash payment equal to the covered employee’s target bonus for the year in which the termination date occurs to the extent not already paid and pro-rated to reflect the number of days of service provided in the year of termination, or a prorated target bonus, and (iii) if the covered employee was participating in our group health plan immediately prior to termination and elects COBRA health continuation, monthly cash payments for 12 months in an amount equal to the monthly employer contribution that we would have made to provide health insurance to the covered employee (and his or her eligible dependents) if the covered employee had remained employed by us. Additionally, notwithstanding anything in any applicable option agreement or stock-based award agreement, the covered employee’s unvested and outstanding time-based stock options and other time-based stock-based awards held by the covered employee immediately prior to termination that would have vested during the 12-month period following the termination date will accelerate and become fully vested. Awards that are solely performance-based and/or performance- and time-based will be governed by the terms of the applicable award agreement.

In the event of a (i) termination by us for any reason other than due to cause, death, or disability that occurs within a change in control period or (ii) resignation by the covered employee for “good reason” (as defined in the Severance Policy) that occurs within 12 months following a change in control, in lieu of the foregoing benefits, and subject to the covered employee’s execution and non-revocation of a release of claims in favor of us and our affiliates and continued compliance with applicable restrictive covenants, we shall pay the covered employee: (i) an amount equal to 1.5 times the sum of (A) 12 months of base salary and (B) the covered employee’s target bonus, (ii) a prorated target bonus, and (iii) if the covered employee was participating in our group health plan immediately prior to termination and elects COBRA health continuation, monthly cash payments in an amount equal to the monthly employer contribution that we would have made to provide health insurance to the covered employee (and his or her eligible dependents) if the covered employee had remained employed by us until the earlier of 18 months following the date of termination or the date the covered employee becomes eligible for health benefits through another employer or otherwise becomes ineligible for COBRA. Additionally, notwithstanding anything in any applicable option agreement or stock-based award agreement, the covered employee will receive full accelerated vesting of any unvested and outstanding time-based stock options and other time-based stock-based awards held by the covered employee immediately prior to termination, and awards that are solely performance-based and/or performance- and time-based will be governed by the terms of the applicable award agreement.
For Messrs. Fredette, Narang, and Grimm, in light of the significant reduction to their base salaries and elimination of their bonus opportunity following our IPO, for the purposes of calculating the cash compensation payable under the Severance Policy upon any termination event, the base salary input shall be an amount equal to the greater of their base salary immediately prior to the termination event and $250,000, and the target bonus input shall be an amount equal to the greater of their then current target bonus and $150,000.
The payments and benefits provided under the Severance Policy in connection with a change in control may not be eligible for a federal income tax deduction by us pursuant to Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”). These payments and benefits may also subject a covered employee, including the named executive officers, to an excise tax under Section 4999 of the Code. If the payments or benefits payable to an eligible participant in connection with a change in control would be subject to the excise tax imposed under Section 4999 of the Code, then those payments or benefits will be reduced if such reduction would result in a greater net after-tax benefit to the applicable participant.
CEO Severance Letter
We entered into a letter agreement with Mr. Comparato in June 2021 (the “CEO Severance Letter”), pursuant to which certain provisions of the Severance Policy were superseded solely with respect to Mr. Comparato. These variations were determined following a review of competitive practice for severance and change in control benefits for the Chief Executive Officer role and based on evaluation of separation circumstances unique to our Chief Executive Officer position. The CEO Severance Letter provides for an amended definition of “good reason” for purposes of severance payments and benefits under the Severance Policy and provides that (i) upon a resignation by Mr. Comparato for good reason outside of a change in control period, he will be entitled to the same severance benefits as if he were terminated by us without cause outside of a change in control period and (ii) upon a resignation by Mr. Comparato for good reason within a change in control period, he will be entitled to the same severance benefits as if he were terminated by us without cause during a change in control period. In addition, the CEO Severance Letter provides that as long as Mr. Comparato serves as our Chief Executive Officer, we will nominate him for re-election as a member of our Board and any payments or benefits due to Mr. Comparato pursuant to the Severance Policy are subject to his resignation from our Board as of the effective date of the applicable termination event. Furthermore, the CEO Severance Letter provides that for purposes of calculating the cash compensation payable under the Severance Policy upon any termination event, the base salary input shall be an amount equal to the greater of Mr. Comparato’s base salary immediately prior to the termination event and $250,000, and the target bonus input shall be an amount equal to the greater of his then current target bonus and $185,000.

Employee Benefits and Other Policies
401(k) Plan
We maintain a tax-qualified retirement plan that provides all regular U.S. employees with an opportunity to save for retirement on a tax-advantaged basis. Under our 401(k) plan, participants may elect to defer a portion of their compensation on a pre-tax basis and have it contributed to the plan subject to applicable annual limits under the Code. Pre-tax contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participants’ directions. Employee elective deferrals are 100% vested at all times. As a U.S. tax-qualified retirement plan, contributions to the 401(k) plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan and all contributions are deductible by us when made. Under our 401(k) plan we will match 50% of the participant’s voluntary contribution up to a maximum of 6% of eligible compensation.
Employee Stock Purchase Plan
Pursuant to our employee stock purchase plan, employees have an opportunity to purchase our Class A common stock at a discount on a tax-qualified basis through payroll deductions. The employee stock purchase plan is designed to qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code. The purpose of the employee stock purchase plan is to encourage our employees to become our stockholders and better align their interests with those of our other stockholders.
Health and Welfare Benefits
Our named executive officers are eligible to participate in our employee benefit plans on the same basis as our other employees, including our health and welfare plans.
Perquisites
Perquisites or other personal benefits are not a significant component of our executive compensation program. Accordingly, we do not provide significant perquisites or other personal benefits to our executive officers, including our named executive officers.
Nonqualified Deferred Compensation
Our named executive officers did not participate in, or earn any benefits under, a nonqualified deferred compensation plan sponsored by us during the fiscal year ended December 31, 2022.
Equity Award Grant Policy
We adopted our Equity Award Grant Policy in December 2021. The Equity Award Grant Policy establishes the process we follow when granting equity-based awards to an officer, employee, or other service provider (other than a non-employee director) of the Company. All equity grants must be approved in advance by our Board or the committee. Our Board or the committee may delegate to a committee comprised of one or more officer(s) of the Company all or part of the authority with respect to the granting of equity awards to employees or eligible service providers who are not subject to the reporting and other provisions of Section 16 of the Securities Exchange Act of 1934, as amended.
Non-Employee Director and Executive Stock Ownership Policy
We believe our non-employee directors and executive officers should have a meaningful and direct ownership stake in the Company that will align their interests with those of the Company’s stockholders and promote a long-term perspective in managing the Company. In support of this objective, in November 2022 our board approved the Toast, Inc. Non-Employee Director and Executive Stock Ownership Policy ("the Policy") which established stock ownership requirements for Toast non-employee directors and executive officers. The Policy provides a five-year ramp period to enable covered executive officers to build their ownership of Toast shares to meet policy requirements. Starting on December 31, 2027, executive officers other than our CEO and founders, will be required to hold the lesser of 15,000 shares, or an amount of shares equivalent to two (2) times their annual base salary then in effect. For Messrs.

Comparato, Fredette and Narang, the ownership requirement will be the lesser of 50,000 shares, or an amount of shares equivalent in value to $2,500,000. Only shares directly owned by, or beneficially owned in a grantor trust or similar instrument for the benefit of the executive officer and/or direct family members and for which the executive officer has voting and disposal rights, will count towards share ownership under this policy. See "Non-Employee Director Compensation", above, for information about stock ownership requirements under this policy for our non-employee directors.
Material Tax Implications of the Program
Deductibility of Executive Compensation
Generally, Section 162(m) of the Code, or Section 162(m), disallows a federal income tax deduction for public corporations of remuneration in excess of $1 million paid in any fiscal year to certain specified former or current executive officers.
Other than for remuneration provided pursuant to written binding contracts which were in effect on November 2, 2017 (and which are not subsequently modified in any material respect), for taxable years beginning after December 31, 2017, all remuneration in excess of $1 million paid to a specified executive will not be deductible.
To maintain flexibility to compensate our executive officers in a manner designed to promote our short- and long-term corporate goals, the committee has not adopted a policy that all compensation must be deductible. The committee believes that our stockholders’ interests are best served if its discretion and flexibility in awarding compensation is not restricted in order to allow such compensation to be consistent with the goals of our executive compensation program, even though some compensation awards may result in non-deductible compensation expense. Consequently, the committee will not necessarily limit executive compensation to that which is or may be deductible under Section 162(m).
Accounting for Stock-Based Compensation
We follow FASB ASC Topic 718 for our stock-based compensation awards. FASB ASC Topic 718 requires us to measure the compensation expense for all share-based payment awards made to our employees and non-employee members of our Board, including stock options to purchase shares of our common stock and other stock awards, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the executive compensation tables required by the federal securities laws, even though the recipient of the awards may never realize any value from their awards.
Taxation of “Parachute” Payments
Sections 280G and 4999 of the Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to significant additional taxes if they receive payments or benefits in connection with a change in control of the company that exceeds certain prescribed limits, and that the company (or a successor) may forfeit a deduction on the amounts subject to this additional tax. We have not agreed to provide any executive officer, including any named executive officer, with a “gross-up” or other reimbursement payment for any tax liability that the executive officer might owe as a result of the application of Sections 280G or 4999 of the Code.
Section 409A of the Internal Revenue Code
Section 409A of the Code imposes additional significant taxes in the event that an executive officer, director or service provider receives “deferred compensation” that does not satisfy the requirements of Section 409A of the Code. Although we do not maintain a traditional nonqualified deferred compensation plan, Section 409A of the Code does apply to certain severance arrangements, bonus arrangements and equity awards. We structure all our severance arrangements, bonus arrangements and equity awards in a manner to either avoid the application of Section 409A or, to the extent doing so is not possible, to comply with the applicable requirements of Section 409A of the Code.

Compensation Committee Report
The compensation committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, we recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

By the compensation committee of the Board:
Susan Chapman-Hughes (Chair)
Kent Bennett
Mark Hawkins
Hilarie Koplow-McAdams

EXECUTIVE COMPENSATION TABLES
2022 Summary Compensation Table
The following table sets forth information regarding total compensation awarded to, earned by and paid to each of our named executive officers during the fiscal year ended December 31, 2022, 2021 and 2020.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	All Other Compensation ($) (3)	Total ($)
Christopher P. Comparato (4) CEO	2022	20,000	—	2,175,837	5,999,967	10,000 (8)	—	8,205,804
	2021	196,923	—	763,000	1,372,088	144,622	8,219	2,484,852
	2020	241,250	—	—	—	128,113	5,305	374,668
Elena Gomez (5) (6) CFO	2022	414,308		1,087,918	2,999,981	335,240	4,512	4,841,960
	2021	246,154	150,000	5,722,500	17,175,000	99,638	3,146	23,396,438
Brian Elworthy (7) General Counsel	2022	359,649	—	598,341	1,649,988	160,463	9,124	2,777,565
	2021	319,190	—	418,800	749,553	106,964	8,327	1,602,834
	2020	248,654	—	—	574,644	63,875	3,367	890,540
Aman Narang (4) (6) Founder, COO	2022	20,000		979,120	2,699,979	10,000 (8)	—	3,709,099
	2021	196,923	—	381,500	685,838	117,261	—	1,381,522
Stephen Fredette (4) (6) Founder, President	2022	20,000		979,120	2,699,979	10,000 (8)	—	3,709,099
	2021	196,923	—	381,500	685,838	108,351	3,837	1,376,449
Jonathan Grimm (4) (6) Founder, CTO, Toast.org	2022	20,000		979,120	2,699,979	10,000 (8)	—	3,709,099

(1)The amounts reported represent the aggregate grant date fair value of the awards granted to the named executive officers calculated in accordance with FASB ASC Topic 718. Such grant date fair values do not take into account any estimated forfeitures. The assumptions used in calculating the grant date fair values of the awards reported in this column are set forth in Note 14 of our consolidated financial statements of our 2022 Form 10-K. The amounts reported in this column reflect the accounting cost for the stock options and stock awards, as applicable, and does not correspond to the actual economic value that may be received upon exercise of the stock option, issuance of shares of Class A common stock, or any sale of any of the underlying shares of Class A common stock.
(2)The amounts reported reflect actual cash bonus payments awarded based on the achievement of company and individual performance and approved by our compensation committee.
(3)The amounts reported reflect an employer matching contribution on the employee’s behalf under our 401(k) plan.
(4)Effective as of September 24, 2021, the completion of our initial public offering ("IPO"), Messrs. Comparato, Fredette, Narang, and Grimm (i) voluntarily elected to receive a base salary of $20,000, and (ii) agreed to forego any cash bonus tied to their annual base salary made under the Incentive Plan.
(5)Ms. Gomez's base salary was $400,000 until April 1, 2022, when it was increased to $420,000.
(6)Ms. Gomez, Mr. Narang, Mr. Fredette, and Mr. Grimm were not Named Executive Officers in 2020. Mr. Grimm was also not a Named Executive Officer in 2021.
(7)Mr. Elworthy's base salary was $346,200 until April 1, 2022, when it was increased to $365,000.
(8)In recognition of Toast's over achievement against corporate goals for 2022, the committee awarded Messrs. Comparato, Fredette, Narang, and Grimm a dining award of $10,000 under the Incentive Plan, which was issued in the form of prepaid credit cards, net after taxes, to be used for dining at Toast customer restaurants.

Grants of Plan-Based Awards in 2022
The following table sets forth the individual awards made to each of our named executive officers during 2022. For a description of the types of awards indicated below, please see our “Compensation Discussion and Analysis” section above.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
		Threshold ($)	Target ($)	Maximum ($)
Christopher P. Comparato
2022 Bonus Opportunity			10,000 (5)
Time-based Options	3/15/2022					680,796	17.38	5,999,967
Time-based RSUs	3/15/2022				125,192			2,175,837
Elena Gomez
2022 Bonus Opportunity		155,651	311,301	466,952
Time-based Options	3/15/2022					340,398	17.38	2,999,981
Time-based RSUs	3/15/2022				62,596			1,087,918
Brian Elworthy
2022 Bonus Opportunity		72,073	144,146	216,219
Time-based Options	3/15/2022					187,219	17.38	1,649,988
Time-based RSUs	3/15/2022				34,427			598,341
Stephen Fredette
2022 Bonus Opportunity			10,000 (5)
Time-based Options	3/15/2022					306,358	17.38	2,699,979
Time-based RSUs	3/15/2022				56,336			979,120
Aman Narang
2022 Bonus Opportunity			10,000 (5)
Time-based Options	3/15/2022		`			306,358	17.38	2,699,979
Time-based RSUs	3/15/2022				56,336			979,120
Jonathan Grimm
2022 Bonus Opportunity			10,000 (5)
Time-based Options	3/15/2022		`			306,358	17.38	2,699,979
Time-based RSUs	3/15/2022				56,336			979,120

(1)The amounts listed under the Threshold, Target, and Maximum columns of this table reflect any pro-ration of bonus targets due to compensation changes during the measurement periods. More details can be found in the "Short-Term Incentive Bonus Plan" section of the "Compensation Discussion & Analysis." Total amounts of non-equity incentive plan awards paid to each employee earned for 2022 are reported in the "Non-Equity Incentive Plan Compensation" column of the "Summary Compensation Table."
(2)Consists of RSUs granted under the 2021 Plan. Unless otherwise indicated, each RSU award vests in 16 equal quarterly installments over four years, subject to the employee's continued employment through each vesting date. All shares referenced are Class A common stock, unless otherwise noted.
(3)Consists of options to purchase shares of our common stock granted under the 2021 Plan. Unless otherwise indicated, each stock option vests over four years in 16 equal quarterly installments, subject to the employee's continued employment through each vesting date. All shares referenced are Class A common stock, unless otherwise noted.
(4)The amounts reported represent the aggregate grant date fair value of the awards granted to the named executive officers calculated in accordance with FASB ASC Topic 718. Such grant date fair value does not take into account any estimated forfeitures. The assumptions used in calculating the grant date fair value of the awards reported in this column are set forth in Note 14 of our consolidated financial statements of our 2022 Form 10-K. The amounts reported in this column reflect the accounting cost for the stock options and stock awards, as applicable, and does not correspond to the actual economic value that may be received upon exercise of the stock option issuance of shares of Class A common stock, or any sale of any of the underlying shares of Class A common stock.
(5)The committee approved a $10,000 dining award opportunity for Messrs. Comparato, Fredette, Narang, and Grimm which, subject to committee approval, could be awarded if performance exceeded the 2022 bonus plan target goals. More details can be found in the "Short-Term Incentive Bonus Plan" section of the "Compensation Discussion & Analysis."

Outstanding Equity Awards at 2022 Year-End Table
The following table sets forth certain information with respect to outstanding equity awards held by each of our named executive officers as of December 31, 2022.

Name	Grant Date	Vesting Commencement Date (2)	Option Awards (1)				Stock Awards (1)
			Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
Christopher P. Comparato	2/8/2019	7/1/2018	665,160 (4)(11)	—	1.51	2/8/2029
	2/8/2019	2/8/2019	1,425,000 (5)(11)	—	1.51	2/8/2029
	3/22/2021	3/22/2021	143,450 (6)(11)	—	15.26	3/22/2031
	3/22/2021	4/1/2021					31,250 (8)(12)	563,438
	3/15/2022	2/1/2022	121,896 (7)	553,147 (7)	17.38	3/15/2032	101,719 (10)	1,833,994
Elena Gomez	3/22/2021	3/8/2021	1,875,000 (5)	—	15.26	3/22/2031
	3/22/2021	4/1/2021					234,375 (8)	4,225,781
	3/15/2022	2/1/2022	63,824 (7)	276,574 (7)	17.38	3/15/2032	50,860 (10)	917,006
Brian Elworthy	2/8/2019	7/1/2018	375,000 (6)	—	1.51	2/8/2029
	4/21/2020	4/21/2020	427,500 (6)	—	2.21	4/21/2030
	6/2/2021	6/2/2021	60,000 (6)	—	20.94	6/2/2031
	6/2/2021	7/1/2021					13,750 (8)	247,913
	3/15/2022	2/1/2022	35,103 (7)	152,116 (7)	17.38	3/15/2032	27,972 (10)	504,335
Stephen Fredette	2/8/2019	7/1/2018					623,440 (9)(11)	11,240,623
	3/22/2021	3/22/2021	75,000 (6)(11)	—	15.26	3/22/2031
	3/22/2021	4/1/2021					15,625 (8)(12)	281,719
	3/15/2022	2/1/2022	57,442 (7)	248,916 (7)	17.38	3/15/2032	45,773 (10)	825,287
Aman Narang	2/8/2019	7/1/2018	1,662,500 (4)(11)		1.51	2/8/2029
	2/8/2019	2/8/2019	1,425,000 (5)(11)	—	1.51	2/8/2029
	3/22/2021	3/22/2021	75,000 (6)(11)	—	15.26	3/22/2031
	3/22/2021	4/1/2021					15,625 (8)(12)	281,719
	3/15/2022	2/1/2022	57,442 (7)	248,916 (7)	17.38	3/15/2032	45,773 (10)	825,287
Jonathan Grimm	2/8/2019	7/1/2018					623,440 (9)(11)	11,240,623
	2/8/2019	2/8/2019	1,425,000 (5)(11)	—	1.51	2/8/2029
	3/22/2021	3/22/2021	75,000 (6)(11)	—	15.26	3/22/2031
	3/22/2021	4/1/2021					15,625 (8)(12)	281,719
	3/15/2022	2/1/2022	57,442 (7)	248,916 (7)	17.38	3/15/2032	45,773 (10)	825,287
(1)Each of the option grants made prior to our IPO date, September 24, 2021, were granted under our 2014 Plan and are subject to early exercise, which permits the holder to exercise the option at any time following the grant date. If the holder early-exercises the option grants, such individual will hold restricted shares that will vest in accordance with the original stock option vesting schedule. Each of the option grants made following the IPO were granted under our 2021 Plan and are not subject to early exercise. Each of the grants vests based on the holder’s continuous service relationship with us. Each of the grants will also be subject to certain acceleration of vesting provisions as set forth in our Severance Policy and/or CEO Severance Letter, as applicable. All shares referenced are Class A common stock, unless otherwise noted.
(2)The vesting commencement date for each award is fixed by the committee upon grant.
(3)Market value is calculated by multiplying the number of RSUs or shares of restricted stock that have not vested by the closing price of our Class A common stock on the NYSE on December 30, 2022, the last trading day of 2022, which was $18.03. All shares referenced are Class A common stock, unless otherwise noted.
(4)166,250 shares subject to this option vested as of the grant date with the remainder continuing to vest in 18 equal quarterly installments thereafter.
(5)This award is fully vested as of the Company’s IPO.
(6)The shares subject to this option vest in 20 equal quarterly installments over five years.
(7)The shares subject to this award vest in 16 equal quarterly installments over four years.
(8)The shares subject to this award vest 25% upon the first anniversary, then in 12 equal quarterly installments over the remaining 3 years.
(9)166,250 shares subject to this option vested as of the grant date with the remaining continuing to vest in 18 equal quarterly installments thereafter. The amount reflects the number of shares that were issued upon the early exercise of a stock option grant that remain subject to our repurchase right as of December 31, 2022.
(10)The shares subject to this award vest in 16 equal quarterly installments over four years.
(11)The shares referenced are Class B common stock.

(12)The shares referenced were issued as Class B common stock but subsequently converted to Class A common stock prior to December 31, 2022.

Option Exercises and Stock Vested in 2022
The following table sets forth the number of shares acquired and the value realized upon exercises of stock options and vesting of restricted stock and RSUs during the fiscal year ended December 31, 2022, by each of our named executive officers.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Christopher P. Comparato	12,303 (3)	18,658	831,753 (4)	18,003,070
Elena Gomez	—	—	152,361	2,954,164
Brian Elworthy	22,500	350,100	37,705 (5)	667,100
Stephen Fredette	—	—	851,188 (6)	18,274,486
Aman Narang	—	—	19,938	381,806
Jonathan Grimm	—	—	851,188 (7)	18,274,486

(1)Computed by determining the difference between the market price of our Class A common stock on the date of exercise and the exercise price of the exercised stock option, multiplied by the number of shares acquired upon exercise of the option. All shares referenced are Class A common stock, unless otherwise noted.
(2)Computed by multiplying the number of shares of Class A common stock underlying the vested RSUs by the market price of our Class A common stock on the vesting date. All shares referenced are Class A common stock, unless otherwise noted.
(3)Of the shares referenced, 6,550 shares were for shares of Class B common stock.
(4)Of the shares referenced, 789,530 shares were for early exercised shares of Class B common stock that have become vested in the fiscal year ended December 31, 2022.
(5)Of the shares referenced, 25,000 shares were for early-exercised shares of Class A common stock that have become vested in the fiscal year ended December 31, 2022.
(6)Of the shares referenced, 831,250 shares were for early exercised shares of Class B common stock that have become vested in the fiscal year ended December 31, 2022.
(7)Of the shares referenced, 831,250 shares were for early exercised shares of Class B common stock that have become vested in the fiscal year ended December 31, 2022.

Pension Benefits
We do not maintain any defined benefit pension plans.
Nonqualified Deferred Compensation
We do not maintain any nonqualified deferred compensation plans.
Potential Payments Upon Termination or Change in Control
Our Severance and Change in Control Policy (or CEO Severance Letter, as applicable) provides for certain payments and benefits to each of our named executive officers if the named executive officer’s employment is terminated by us or our acquirer or successor without Cause (as defined in such policy), both during and outside of the Change in Control Period (as defined in such policy or the CEO Severance Letter, as applicable) (assuming that all outstanding equity awards were assumed, continued or substituted by an acquirer or successor in such change in control), or terminated by the named executive officer for Good Reason (as defined in such policy or CEO Severance Letter, as applicable) in the 12 month period following a Change in Control (as defined in such policy) (or during or outside of the Change of Control Period, for our CEO), subject to the named executive officer’s execution and non-revocation of a severance agreement, including a general release of claims. The table below quantifies the potential payments and benefits that would have become due to our named executive officers assuming that one of the triggering events above occurred as of December 31, 2022. The market price of a share of our common stock on December 30, 2022, the last trading day of 2022, was $18.03 per share.

	Termination Without Cause or for Good Reason Not in Connection with a Change in Control (1)			Termination Without Cause or for Good Reason in Connection with a Change in Control (2)
Name	Cash Severance ($) (3)	Health Care Benefits ($) (4)	Acceleration of Vesting Equity Awards ($) (5)	Cash Severance ($) (6)	Health Care Benefits ($) (7)	Acceleration of Vesting Equity Awards ($) (8)
Christopher P. Comparato	435,000	14,062	11,280,022	837,500	21,092	13,323,397
Elena Gomez	600,000	1,174	3,065,029	1,100,000	1,761	8,693,623
Brian Elworthy	450,060	—	2,938,239	778,950	—	5,649,323
Aman Narang	400,000	15,711	10,754,630	750,000	23,566	11,700,379
Stephen Fredette	400,000	13,985	11,698,518	750,000	20,978	12,644,267
Jonathan Grimm	400,000	14,062	11,698,518	750,000	21,092	12,644,267

(1)Pursuant to the Severance Policy and the CEO Severance Letter, only Mr. Comparato is eligible to receive severance benefits in the event that his employment is terminated for Good Reason outside of a Change in Control Period. All named executive officers are eligible to receive severance benefits if their employment is terminated without Cause outside of a Change in Control Period. The Change in Control Period is the period commencing 3 months prior to and ending 12 months following a Change in Control.
(2)Pursuant to the Severance Policy and the CEO Severance Letter, Mr. Comparato is eligible to receive severance benefits in the event that his employment is terminated without Cause or for Good Reason during a Change in Control Period. Pursuant to the Severance Policy, all other named executive officers are only eligible to receive severance benefits in the event that his or her employment is terminated without Cause during a Change in Control Period or in the event that his or her employment is terminated for Good Reason during the 12-month period following a Change in Control.
(3)Represents 12 months of salary continuation payments, plus a lump sum in cash equal to the executive’s prorated target annual bonus opportunity. Pursuant to the CEO Severance Letter, the CEO’s base salary for purposes of such severance payment is calculated based on the greater of his base salary immediately prior to termination or $250,000 and his bonus is calculated based on the greater of his bonus immediately prior to termination or $185,000. For Mr. Narang, the base salary for purposes of such payment is based on the greater of his salary immediately prior to termination or $250,000 and his bonus is calculated based on the greater of his bonus immediately prior to termination or $150,000. For Mr. Fredette, the base salary for purposes of such payment is based on the greater of his salary immediately prior to termination or $250,000 and his bonus is calculated based on the greater of his bonus immediately prior to termination or $150,000. For Mr. Grimm, the base salary for purposes of such payment is based on the greater of his salary immediately prior to termination or $250,000 and his bonus is calculated based on the greater of his bonus immediately prior to termination or $150,000.
(4)The amounts in this column represent 12 months of the employer portion of health benefit continuation.
(5)The amounts in this column represent 12 months of acceleration of equity awards, calculated based on $18.03 per share, which was the closing price of our common stock on December 30, 2022, the last trading day of 2022.
(6)Represents (i) a lump sum cash payment equal to 1.5 times the sum of 12 months of base salary plus the executive’s target annual bonus opportunity, plus (ii) a lump sum in cash equal to the executive’s prorated target annual bonus opportunity. Pursuant to the CEO Severance Letter, the CEO’s base salary for purposes of such severance payment is calculated based on the greater of his base salary immediately prior to termination or $250,000 and his bonus is calculated based on the greater of his bonus immediately prior to termination or $185,000. For Mr. Narang, the base salary for purposes of such payment is based on the greater of his salary immediately prior to termination or $250,000 and his bonus is calculated based on the greater of his bonus immediately prior to termination or $150,000. For Mr. Fredette, the base salary for purposes of such payment is based on the greater of his salary immediately prior to termination or $250,000 and his bonus is calculated based on the greater of his bonus immediately prior to termination or $150,000. For Mr. Grimm, the base salary for purposes of such payment is based on the greater of his salary immediately prior to termination or $250,000 and his bonus is calculated based on the greater of his bonus immediately prior to termination or $150,000.
(7)The amounts in this column represent 18 months of the employer portion of health benefit continuation.
(8)The amounts in this column represent full acceleration of equity awards, calculated based on $18.03 per share, which was the closing price of our common stock on December 30, 2022, the last trading day of 2022.

CEO PAY RATIO
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the total annual compensation of our employees and the total annual compensation of Christopher Comparato, our chief executive officer. The pay ratio included in this information is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. The pay ratio reported by other companies may not be comparable to the pay ratio reported below, as other companies have different employee populations and compensation practices and may use different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.
Pay Ratio Disclosure
For 2022, our last completed fiscal year:
•the total annual compensation of our median employee was $161,326, as determined in accordance with Item 402 of Regulation S-K; and
•the total annual compensation of our chief executive officer, as determined in accordance with Item 402 of Regulation S-K and reported in the “2022 Summary Compensation Table” included elsewhere in this proxy statement was $8,205,804.
Based on this information, for 2022, the ratio of the total annual compensation of Mr. Comparato, who served as our chief executive officer during 2022, to the total annual compensation of our median employee was approximately 51 to 1.
Methodology
To identify the median employee, as well as to determine the total annual compensation of our median employee and our chief executive officer, we took the following steps:
•We determined that, as of December 31, 2022, our employee population consisted of 4,483 individuals (excluding 23 continuing employees from our acquisition of Sling). Our employee population consisted of all full-time, part-time and temporary employees as of such date, excluding our chief executive officer.
•To identify the “median employee” from our employee population, we used the following compensation measures to derive an annual compensation amount for each employee:
◦Annual base salary for each employee. For hourly employees, a reasonable estimate of hours worked for 2022 was used. For newly hired employees (excluding any seasonal or temporary workers), an annualized amount was used. For our non-U.S. employees, amounts were converted to U.S. dollars using the foreign exchange rates in effect in our HR systems as of December 31, 2022, and did not include any cost of living adjustments.
◦Target bonus, which was calculated for bonus eligible employees based on a percentage of their base salary. For our non-U.S. employees, amounts were converted to U.S. dollars using the foreign exchange rates in effect in our human resources systems as of December 31, 2022.
◦Total grant date fair value of equity awards made to eligible employees in 2022, which were calculated based in accordance FASB ASC Topic 718.
•We calculated the annual compensation amount for each of our employees, based on the above components, as of December 31, 2022, based on the 12-month period from January 1, 2022 to December 31, 2022. Based on this approach, we identified a U.S.-based employee as the median employee. We then calculated this employee's annual total compensation in accordance with the requirements of the Summary Compensation Table, and determined that the employee's annual compensation for 2022 was $161,326 (excluding health benefits).

PAY VERSUS PERFORMANCE
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation actually paid and certain financial performance of the Company. For further information concerning the Company’s variable pay-for-performance compensation programs and how the Company aligns executive compensation with the Company’s performance, refer to “Executive Compensation – Compensation Discussion and Analysis.”
Pay Versus Performance Table

Year	Summary Compensation Table Total for PEO (1) ($)	Compensation Actually Paid to PEO (2) ($)	Average Summary Compensation Table Total for Non-PEO NEOs (3) ($)	Average Compensation Actually Paid to Non-PEO NEOs (4) ($)	Value of Initial Fixed $100 Investment Based on (5)		Net Income (7) ($MM)	Adjusted EBITDA (8) ($MM)
					Total Shareholder Return ($)	Peer Group Total Shareholder Return (6) ($)
2022	8,205,804	(14,145,157)	3,749,364	(17,140,438)	29	80	(275)	(115)
2021	2,484,852	97,433,267	5,640,626	58,679,019	56	113	(487)	(42)
(1)The amounts listed are the amounts of total compensation listed for Mr. Comparato (our CEO) for each corresponding year in the "Total" column of the Summary Compensation Table.
(2)The amounts listed in this column represent the amount of "compensation actually paid" to Mr. Comparato, in accordance with Item 402(v) of Regulation S-K. These amounts do not reflect the amount of actual compensation earned by or paid to Mr. Comparato in the applicable year. We did not report a change in pension value for any of the years reflected in this table; therefore, a deduction from the Summary Compensation Table total related to pension value is not applicable. The following adjustments were made to Mr. Comparato's total compensation for each year to determine the compensation actually paid:

Year	Summary Compensation Table Total for PEO ($)	Summary Compensation Table Equity Total (a) ($)	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards ($)	Year End Fair Value of Equity Awards Granted During Fiscal Year that are Outstanding and Unvested ($)	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year ($)	Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year ($)	Total Equity Award Adjustment ($)	Compensation Actually Paid to PEO ($)
2022	8,205,804	8,175,804	(12,120,356)	7,425,937	1,790,943	(11,271,681)	(14,175,157)	(14,145,157)
2021	2,484,852	2,135,088	36,218,236	4,758,989	691,861	55,414,417	97,083,503	97,433,267
a.The grant date fair value of equity awards as reported in the "Stock Awards" and "Option Awards" columns in the Summary Compensation Table for the applicable year. The value in this column is subtracted from the "Summary Compensation Table Total for PEO" column of this table.
(3)The amounts listed represent the average amounts of total compensation listed for our NEOs (excluding Mr. Comparato) for each corresponding year in the "Total" column of the Summary Compensation Table. For 2022 our non-PEO NEOs were Ms. Gomez, Mr. Elworthy, Mr. Fredette, Mr. Narang and Mr. Grimm. For 2021 our non-PEO NEOs were Ms. Gomez, Ms. DiRico, Mr. Elworthy, Mr. Fredette and Mr. Narang.
(4)The amounts listed in this column represent the average amount of "compensation actually paid" to our NEOs (excluding Mr. Comparato), in accordance with Item 402(v) of Regulation S-K. These amounts do not reflect the actual average amount of compensation earned by or paid to our NEOs in the applicable year. We did not report a change in pension value for any of the years reflected in this table; therefore, a deduction from the Summary Compensation Table total related to pension value is not applicable. The following adjustments were made to our NEOs total compensation for each year to determine the compensation actually paid:

Year	Average Summary Compensation Table Total for Non-PEO NEOs ($)	Average Summary Compensation Table Equity Total (a) ($)	Average Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards ($)	Average Year End Fair Value of Equity Awards Granted During Fiscal Year that are Outstanding and Unvested ($)	Average Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year ($)	Average Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year ($)	Total Average Equity Award Adjustment ($)	Average Compensation Actually Paid to Non-PEO NEOs ($)
2022	3,749,364	3,474,705	(11,900,420)	3,156,030	761,151	(9,431,858)	(17,415,098)	(17,140,438)
2021	5,640,626	5,240,106	19,793,865	12,813,080	159,190	25,512,365	58,278,499	58,679,019

a.The average grant date fair value of equity awards as reported in the "Stock Awards" and "Option Awards" columns in the Summary Compensation Table for the applicable year. The value in this column is subtracted from the "Average Summary Compensation Table Total for Non-PEO NEOs" column of this table.
(5)The disclosed values in these columns represent the measurement period value of an investment of $100 as of our IPO date, September 24, 2021, and then valued on each of December 31, 2021 and December 31, 2022.
(6)The peer group used was the S&P 500 IT Industry Index, consistent with the peer group used for the stock performance graph in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022.
(7)The dollar amounts listed represent the total net income reported in the Company's audited financial statements for the applicable year.
(8)Adjusted EBITDA is a non-GAAP financial measure. Please refer to pages 81-82 of Toast's Annual Report on Form 10-K for the fiscal year ended December 31, 2022 for a description and reconciliation of this non-GAAP financial measure.
Financial Performance Measures
As described in greater detail in “Executive Compensation – Compensation Discussion and Analysis,” our executive compensation program reflects a variable pay-for-performance philosophy. The metrics that the Company uses for our short-term incentive bonus plan are selected based on an objective of incentivizing our eligible named executive officers to increase the value of our enterprise for our shareholders. The most important performance measures we used to link executive compensation actually paid to our executive officers, for the most recently completed fiscal year, to the Company’s performance include:

Adjusted EBITDA (a non-GAAP financial measure)
ARR (a key business metric)
Analysis of the Information Presented in the Pay versus Performance Table
In accordance with Item 402(v) of Regulation S-K, the Company is providing the following descriptions of the relationships between information presented in the Pay versus Performance table.
Compensation Actually Paid and Cumulative TSR
As demonstrated by the following graph, the amount of compensation actually paid to Mr. Comparato and the average amount of compensation actually paid to our named executive officers as a group (excluding Mr. Comparato) is aligned with our cumulative TSR over the two years presented in the table. The alignment of compensation actually paid with our cumulative TSR over the period presented is because a significant portion of the compensation actually paid to Mr. Comparato and to the other named executive officers is comprised of equity awards, the value of which is tied directly to our stock price. Please refer to "Executive Compensation - Compensation Discussion and Analysis," for information about our executive compensation programs.

Compensation Actually Paid and Cumulative TSR
$120,000,000
$80,000,000
$40,000,000
$—
$(40,000,000)
Compensation Actually Paid
$100
$75
$50
$25
$—
Cumulative TSR
2021
2022
CEO CAP
Average Non-CEO NEO CAP
TSR

Compensation Actually Paid and Net Income
As demonstrated by the following graph, the amount of compensation actually paid to Mr. Comparato and the average amount of compensation actually paid to our named executive officers as a group (excluding Mr. Comparato) is not aligned with our net income results over the two years presented in the table. Our net income performance improved over the two year period reported in the table while the compensation actually paid to Mr. Comparato and the other named executive officers declined over the same period. The lack of alignment of compensation actually paid with our net income over the period presented is because a significant portion of the compensation actually paid to Mr. Comparato and to the other named executive officers is comprised of equity awards, the value of which is tied directly to our stock price, and net income is not used as a metric in the Company’s compensation arrangements. Please refer to "Executive Compensation - Compensation Discussion and Analysis," for information about our executive compensation programs.

Compensation Actually Paid and Net Income
$120,000,000
$80,000,000
$40,000,000
$—
$(40,000,000)
Compensation Actually Paid
$—
$(100)
$(200)
$(300)
$(400)
$(500)
Net Income ($MM)
2021
2022
CEO CAP
Average Non-CEO NEO CAP
Net Income

Compensation Actually Paid and Adjusted EBITDA
As demonstrated by the following graph, the amount of compensation actually paid to Mr. Comparato and the average amount of compensation actually paid to our named executive officers as a group (excluding Mr. Comparato) is aligned with our Adjusted EBITDA results over the two years presented in the table. Our 2022 short-term incentive bonus plan included Adjusted EBITDA %, which is derived from Adjusted EBITDA, as a bonus financial funding metric. Our 2023 short-term incentive bonus plan also includes Adjusted EBITDA as a bonus financial funding metric. Although the graph below shows alignment between compensation actually paid and our Adjusted EBITDA results over the period presented, the primary reason for the decline in compensation actually paid to Mr. Comparato and to the other named executive officers over the two year period is because a significant portion of the compensation actually paid to Mr. Comparato and to the other named executive officers is comprised of equity awards, the value of which is tied directly to our stock price. Please refer to "Executive Compensation - Compensation Discussion and Analysis," for information about our executive compensation programs.

Compensation Actually Paid and Adjusted EBITDA
$120,000,000
$80,000,000
$40,000,000
$—
$(40,000,000)
Compensation Actually Paid
$—
$(25)
$(50)
$(75)
$(100)
$(125)
Adjusted EBITDA ($MM)
2021
2022
CEO CAP
Average Non-CEO NEO CAP
Adjusted EBITDA

Cumulative TSR of the Company and Cumulative TSR of the Peer Group
As demonstrated by the following graph, the Company's cumulative TSR over the period presented in the table was (48%), while the cumulative TSR of the peer group presented for this purpose, the S&P 500 IT Index, was (29%) over the same period. Our stock price performance was below that of the S&P 500 IT Index although both declined during the period. Following our initial public offering in September 2021, we believe our stock price was subject to greater market volatility during 2022 than the stock prices for technology companies in the S&P 500 IT Index since companies in the index had been in operation and trading publicly for longer periods of time.

Cumulative TSR of the Company and S&P 500 IT Peer Group
Cumulative TSR
$125
$100
$75
$50
$25
$—
2021
2022
TSR
S&P 500 IT TSR

EQUITY COMPENSATION PLAN INFORMATION
The following table summarizes our equity compensation plan information as of December 31, 2022. Information is included for equity compensation plans approved by our stockholders. We do not have any equity compensation plans not approved by our stockholders.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (#) (a)	Weighted-average exercise price of outstanding options, warrants and rights ($) (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (#) (c)
Equity compensation plans approved by securityholders (1)	91,873,408 (2)	7.29 (3)	71,719,029 (4)
Equity compensation plans not approved by securityholders	-	-	-
(1)Includes the 2014 Plan, the 2021 Plan and the 2021 ESPP.
(2)Includes 84,970,775 shares subject to options and RSUs that were outstanding as of December 31, 2022 that were issued under the 2014 Plan and the 2021 Plan.
(3)RSUs, which do not have an exercise price, are excluded in the calculation of weighted-average exercise price.
(4)As of December 31, 2022, an aggregate of 71,719,029 shares of common stock were available for issuance under the 2021 Plan and 2021 ESPP. Our Board has determined not to make any further awards under the 2014 Plan following the closing of our IPO. The 2021 Plan provides that on the first day of each year beginning on January 1, 2022, the number of shares of Class A common stock available for issuance thereunder is automatically increased by a number equal to 5% of the outstanding shares of our Class A common stock and Class B common stock as of the last day of our immediately preceding fiscal year or such other lesser amount as our plan administrator may determine. On January 1, 2023, the number of shares of Class A common stock available for issuance under the 2021 Plan increased by 26,151,364 shares pursuant to this provision. The 2021 ESPP provides that on the first day of each year beginning on January 1, 2022, the number of shares of Class A common stock available for issuance thereunder is automatically increased by the lesser of (i) 11,638,189 shares of Class A common stock, (ii) a number equal to 1% of the outstanding shares of our Class A common stock and Class B common stock as of the last day of our immediately preceding fiscal year or (iii) such other lesser amount as our plan administrator may determine. On January 1, 2023, the number of shares of Class A common stock available for issuance under the 2021 ESPP increased by 5,230,272 shares pursuant to this provision. The 2023 increases are not reflected in the table above. This table above does not include purchase rights accruing under the 2021 ESPP as of December 31, 2022, since the purchase rights (and therefore the number shares to be purchased) were not determinable until the end of the purchase period.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information available to us with respect to the beneficial ownership of our capital stock as of March 31, 2023, for:
1.each of our named executive officers for the fiscal year ended December 31, 2022;
2.each of our directors;
3.all of our current directors and executive officers as a group; and
4.each person known by us to be the beneficial owner of more than 5% of our Class A common stock or Class B common stock.
We have determined beneficial ownership in accordance with the rules of the SEC, and thus it represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable. We have deemed shares of our capital stock subject to stock options that are currently exercisable or exercisable within 60 days of March 31, 2023 to be outstanding and to be beneficially owned by the person holding the stock option for the purpose of computing the percentage ownership of that person. We have deemed shares of our capital stock subject to restricted stock units (“RSUs”) for which the service condition has been satisfied or would be satisfied within 60 days of March 31, 2023 to be outstanding and to be beneficially owned by the person holding the RSUs for the purpose of computing the percentage ownership of that person. However, we did not deem these shares subject to stock options or RSUs outstanding for the purpose of computing the percentage ownership of any other person.
We have based our calculation of the percentage of beneficial ownership on 361,727,592 shares of our Class A common stock and 166,841,303 shares of our Class B common stock outstanding on March 31, 2023. Percentage of voting power represents voting power with respect to all shares of our Class A common stock and Class B common stock, as a single class. Each holder of our Class A common stock is entitled to one vote per share and each holder of our Class B common stock is entitled to ten votes per share on all matters submitted to a vote of the stockholders. The holders of our voting stock, consisting of Class A and Class B common stock, generally vote together as a single class on all matters submitted to a vote of our stockholders, unless otherwise required by Delaware law or our amended and restated certificate of incorporation. Each outstanding share of Class B common stock is convertible at any time at the option of the holder into one share of Class A common stock.
Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Toast, Inc., 401 Park Drive, Suite 801, Boston, MA 02215.

	Shares Beneficially Owned
	Class A		Class B (1)		% of Voting Power
Name	Shares	%	Shares	%
Executive Officers and Directors:
Christopher P. Comparato (2)	591,486	*	11,616,890	6.9%	5.69%
Brian Elworthy (3)	1,371,357	*	—	—	*
Stephen Fredette (4)	6,286,738	1.7%	26,047,670	15.6%	13.13%
Elena Gomez (5)	2,113,234	*	—	—	*
Aman Narang (6)	1,845,631	*	22,075,340	13.0%	10.8%
Jonathan Grimm (7)	1,738,832	*	23,781,289	14.1%	11.7%
Paul Bell	217,795	*	—	—	*
Kent Bennett	86,252	*	—	—	*
Susan Chapman-Hughes	15,285	*	—	—	*
Mark Hawkins (8)	116,797	*	—	—	*
Hilarie Koplow-McAdams	3,431	*	—	—	*
Deval L. Patrick	16,952	*	—	—	*
David Yuan	—	—	—	—	—
All executive officers and directors as a group (12 persons) (9)	12,664,958	3.5%	59,739,900	34.7%	29.2%
5% Stockholders:
Entities affiliated with Bessemer Venture Partners (10)	—	—	31,211,988	18.7%	15.4%
Certain funds and accounts advised by T. Rowe Price Associates, Inc. (11)	26,766,711	7.4%	—	—	1.3%
Entities Affiliated with TCV (12)	625,000	*	26,057,515	15.6%	12.9%
Technology Investment Dining Group, LLC (13)	6,168,317	1.7%	31,675,329	19.0%	15.9%
FMR LLC (14)	23,926,735	6.6%	—	—	1.2%
The Vanguard Group (15)	28,594,332	7.9%	—	—	1.4%
Generation Investment Management (16)	20,712,489	5.7%	—	—	1.0%
* Represents less than one percent (1%).
(1)Shares of Class B common stock are convertible at any time by the holder into shares of Class A common stock on a share-for-share basis.
(2)Consists of (i) 109,895 shares of Class A common stock and 2,366,390 shares of Class B common stock held by Christopher P. Comparato, (ii) 257,894 shares of Class A common stock and 6,416,890 shares of Class B common stock held by the Comparato Family Holdings Trust dated July 27, 2018, (iii) 200,000 shares of Class B common stock held by the CEC Irrevocable Trust, (iv) 200,000 shares of Class B common stock held by the EAC Irrevocable Trust, (v) 200,000 shares of Class B common stock held by the SCC Irrevocable Trust, (vi) 212,748 shares of Class A common stock and 2,233,610 shares of Class B common stock underlying outstanding stock options that are or will be immediately exercisable within 60 days of March 31, 2023, and (vii) 10,949 shares of Class A common stock issuable upon the settlement of RSUs releasable within 60 days of March 31, 2023.
(3)Consists of (i) 368,214 shares of Class A common stock held by Brian Elworthy, (ii) 78,736 shares of Class A common stock held by the Brian Elworthy Irrevocable Trust of 2019, (iii) 921,005 shares of Class A common stock underlying outstanding stock options that are or will be immediately exercisable within 60 days of March 31, 2023, and (iv) 3,402 shares of Class A common stock issuable upon the settlement of RSUs releasable within 60 days of March 31, 2023.

(4)Consists of (i) 3,424,983 shares of Class A common stock and 19,173,555 shares of Class B common stock held by Stephen Fredette, (ii) 419,991 shares of Class A common stock and 1,580,009 shares of Class B common stock held by the SHFA Family Trust, (iii) 2,303,442 shares of Class A common stock and 4,506,606 shares of Class B common stock held by the SHFA 2021 Nominee Trust, (iv) 37,500 shares of Class A common stock and 712,500 shares of Class B common stock held by the Fredette Family Nominee Trust, (v) 95,736 shares of Class A common stock and 75,000 shares of Class B common stock underlying outstanding stock options that are or will be immediately exercisable within 60 days of March 31, 2023, and (vi) 5,086 shares of Class A common stock issuable upon the settlement of RSUs releasable within 60 days of March 31, 2023.
(5)Consists of (i) 104,508 shares of Class A common stock held by Elena Gomez, (ii) 1,981,374 shares of Class A common stock underlying outstanding stock options that are or will be immediately exercisable within 60 days of March 31, 2023, and (iii) 27,352 shares of Class A common stock issuable upon the settlement of RSUs releasable within 60 days of March 31, 2023.
(6)Consists of (i) 1,735,700 shares of Class A common stock and 18,912,840 shares of Class B common stock held by Aman Narang, (ii) 9,109 shares of Class A common stock held by the Narang Family Trust, (iii) 95,736 shares of Class A common stock and 3,162,500 shares of Class B common stock underlying outstanding stock options that are or will be immediately exercisable within 60 days of March 31, 2023, and (iv) 5,086 shares of Class A common stock issuable upon the settlement of RSUs releasable within 60 days of March 31, 2023.
(7)Consists of (i) 18,444 shares of Class A common stock held by Jonathan Grimm, (ii) 1,619,566 shares of Class A common stock and 20,136,615 shares of Class B common stock held by the Jonathan M. Grimm Trust, (iii) 829,889 shares of Class B common stock held by The Jonathan M. Grimm 2020 Grantor Retained Annuity Trust, (iv) 510,000 shares of Class B common stock held by the Grimm Children GST-Exempt Irrevocable Trust FBO Grayson Grimm, (v) 510,000 shares of Class B common stock held by The Grimm Children GST-Exempt Irrevocable Trust FBO Lily Grimm, (vi) 294,785 shares of Class B common stock held by The Jonathan M. Grimm 2022 Grantor Retained Annuity Trust, (vii) 95,736 shares of Class A common stock and 1,500,000 shares of Class B common stock underlying outstanding stock options that are or will be immediately exercisable within 60 days of March 31, 2023, and (viii) 5,086 shares of Class A common stock issuable upon the settlement of RSUs releasable within 60 days of March 31, 2023.
(8)Consists of (i) 64,007 shares of Class A common stock held by Mark Hawkins and (ii) 52,790 shares of Class A common stock issuable upon the settlement of RSUs releasable within 60 days of March 31, 2023.
(9)Consists of (i) 9,253,694 shares of Class A common stock and 54,268,790 shares of Class B common stock held by our executive officers and directors, (ii) 3,306,599 shares of Class A common stock and 5,471,110 shares of Class B common stock underlying outstanding stock options that are or will be immediately exercisable within 60 days of March 31, 2023, and (iii) 104,665 shares of Class A common stock issuable upon the settlement of RSUs releasable within 60 days of March 31, 2023. Excludes holdings by Mr. Grimm, who is a named executive officer for fiscal year 2022 but not a current executive officer.
(10)Based solely on a Form 4 filed with the SEC on February 28, 2023. Consists of (i) 15,618,628 shares of Class B common stock held by Bessemer Venture Partners IX L.P. (“BVP IX”), (ii) 12,512,909 shares of Class B common stock held by Bessemer Venture Partners IX Institutional L.P. (“BVP IX Institutional”), (iii) 2,659,046 shares of Class B common stock held by Bessemer Venture Partners Century Fund Institutional L.P. (“BVP Century Fund Institutional”), and (iv) 421,405 shares of Class B common stock held by Bessemer Venture Partners Century Fund L.P. (“BVP Century Fund”, together with BVP IX, BVP IX Institutional, and BVP Century Fund Institutional, the “Bessemer Entities”). Deer IX & Co. L.P. (“Deer IX L.P.”) is the general partner of BVP IX and BVP IX Institutional. Deer IX & Co. Ltd. (“Deer IX Ltd.”) is the general partner of Deer IX L.P. Robert P. Goodman, David Cowan, Jeremy Levine, Byron Deeter, Robert M. Stavis and Adam Fisher are the directors of Deer IX Ltd. and hold the voting and dispositive power for BVP IX and BVP IX Institutional. Investment and voting decisions with respect to the shares held by BVP IX and BVP IX Institutional are made by the directors of Deer IX Ltd. acting as an investment committee. Deer X & Co. L.P. (“Deer X L.P.”) is the general partner of BVP Century Fund and BVP Century Fund Institutional. Deer X & Co. Ltd. (“Deer X Ltd.”) is the general partner of Deer X L.P. Robert P. Goodman, David Cowan, Jeremy Levine, Byron Deeter, Adam Fisher, Brian Feinstein, Alex Ferrara, Stephen Kraus and Ethan Kurzweil are the directors of Deer X Ltd. and hold the voting and dispositive power for BVP Century Fund and BVP Century Fund Institutional. Investment and voting decisions with respect to the shares held by BVP Century Fund and BVP Century Fund Institutional are made by the directors of Deer X Ltd. acting as an investment committee. Mr. Bennett disclaims beneficial ownership of the securities held by the Bessemer Entities except to the extent of his pecuniary interest, if any, in such securities by virtue of his indirect interest in the Bessemer Entities. The address for each of the Bessemer Entities is c/o Bessemer Venture Partners, 1865 Palmer Avenue, Suite 104, Larchmont, New York 10538.
(11)Based solely on a Schedule 13G/A filed with the SEC on February 14, 2023, of the shares of Class A common stock beneficially owned, T. Rowe Price Associates reported that it has sole dispositive power with respect to 26,766,711 shares and sole voting power with respect to 4,556,639 shares and T. Rowe Price New Horizons Fund, Inc. reported that it has sole voting power with respect to 19,719,227 shares. The address of T. Rowe Price Associates Inc. and T. Rowe Price New Horizons Fund, Inc. is 100 E. Pratt Street, Baltimore, Maryland 21202.
(12)Based solely on a Schedule 13G filed with the SEC on February 14, 2022, consists of (i) 462,137 shares of Class A common stock held by TCV X, L.P. (“TCV X”), (ii) 114,602 shares of Class A common stock held by TCV X (A) Blocker, L.P. (“TCV XA Blocker”), (iii) 22,531 shares of Class A common stock held by TCV X (B), L.P. (“TCV XB”), (iv) 25,730 shares of Class A common stock held by TCV X Member Fund, L.P. (“TCV X Member Fund”); (v) 19,262,630 shares of Class B common stock held by TCV X, (vi) 4,387,060 shares of Class B common stock held by TCV X (A), L.P. (“TCV XA”, together with TCV X, TCV XB, and TCV XA Blocker, the “TCV X Entities”), (vii) 389,740 shares of Class B common stock held by TCV XA Blocker, (viii) 939,125 shares of Class B common stock held by TCV XB, and (ix) 1,078,960 shares of Class B common stock held by TCV X Member Fund. Technology Crossover Management X, Ltd. (“Management X”), is the sole general partner of TCV X Member Fund and Technology Crossover Management X, L.P., which in turn is the sole general partner of each of the TCV X Entities. Management X may be deemed to have the sole voting and dispositive power over the shares held by the TCV X Entities and TCV X Member Fund. Jay C. Hoag, Jon Q. Reynolds Jr., Timothy P. McAdam, and Christopher P. Marshall are the Class A

Directors of Management X and each disclaims beneficial ownership of the securities held by the TCV X Entities except to the extent of his pecuniary interest therein. The address of TCV is 250 Middlefield Road, Menlo Park, California 94025.
(13)Based solely on a Schedule 13G/A filed with the SEC on February 10, 2023. Steven Papa may be deemed to have the sole voting and dispositive power over the shares. The address of Technology Investment Dining Group, LLC is 18 Bank Street, Lebanon, New Hampshire 03766.
(14)Based solely on a Schedule 13G/A filed with the SEC on February 9, 2023 jointly by FMR LLC and Abigail P. Johnson (Ms. Johnson is a director, the chairman and chief executive officer of FMR LLC and may be deemed to have shared beneficial ownership of the shares held by FMR LLC). FMR LLC has sole power to vote or direct the vote of 23,921,870 shares, and sole power to dispose or direct the disposition of 23,926,735 shares. The principal address for FMR LLC is 245 Summer Street, Boston, Massachusetts 02210.
(15)Based solely on a Schedule 13G filed with the SEC by The Vanguard Group, Inc. on February 9, 2023, reporting shared voting power with respect to 165,196 shares, shared dispositive power with respect to 378,589 shares and sole dispositive power with respect to 28,215,743 shares. The address for the Vanguard Group is 100 Vanguard Blvd, Malvern PA 19355.
(16)Based solely on a Schedule 13G/A filed by Generation Investment Management LLP ("GIM"), together with its affiliates, Generation Investment Management US LLP, Generation IM Fund plc, Generation IM Global Equity Fund LLC, Generation IM Climate Solutions Fund II, L.P., and Generation IM Climate Solutions II GP, Ltd., with the SEC on February 13, 2023. GIM beneficially owns and has the sole power to dispose of or direct the disposition of 56,903 of these shares and has the shared power to dispose of or direct the disposition of 20,655,586 of these shares; and has the sole power to vote or to direct the vote of 56,903 of these shares and has the shared power to vote 20,507,425 of these shares. According to this Schedule 13G/A, Generation Investment Management US LLP, a wholly owned subsidiary of GIM, has the shared power to dispose of or direct the disposition of and the shared power to vote or direct the vote of 3,790,836 of these shares; Generation IM Fund PLC, a wholly owned subsidiary of GIM, has the shared power to dispose of or direct the disposition of and the shared power to vote or direct the vote of 2,484,750 of these shares; Generation IM Global Equity Fund LLC, a wholly owned subsidiary of GIM, has the shared power to dispose of or direct the disposition of and the shared power to vote or direct the vote of 2,102,964 of these shares; Generation IM Climate Solutions Fund II, L.P., a wholly owned subsidiary of GIM, has the shared power to dispose of or direct the disposition of and the shared power to vote or direct the vote of 12,923,082 of these shares and Generation IM Climate Solutions II GP, Ltd., a wholly owned subsidiary of GIM, has the shared power to dispose of or direct the disposition of and the shared power to vote or direct the vote of 12,923,082 of these shares. The address of GIM is 20 Air Street, 7th Floor, London W1B 5AN, United Kingdom.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
In addition to the compensation arrangements, including employment, termination of employment and our severance and change in control policy, discussed in the section titled “Compensation Discussion and Analysis”, specifically the compensation of our executives discussed in the section titled “Compensation Discussion and Analysis—Our Executive Compensation Programs,” the following is a description of each transaction since the beginning of our last fiscal year and each currently proposed transaction in which:
1.we have been or are to be a participant;
2.the amount involved exceeded or exceeds $120,000; and
3.any of our directors, executive officers, or holders of more than 5% of our capital stock, or any immediate family member of, or person sharing the household with, any of these individuals, had or will have a direct or indirect material interest.
Investors’ Rights Agreement
We are party to an investors’ rights agreement containing registration rights with certain holders of our capital stock. The investors’ rights agreement provides, among other things, that certain holders of our capital stock have the right to request that we file a registration statement, and/or request that their shares be covered by a registration statement that we are otherwise filing, subject to certain exceptions.
Certain Relationships
Timothy Fredette and Alex Fredette, brothers of Stephen Fredette, our Co-Founder, Co-President and a Director of the Company, are non-executive employees of the Company. In 2022, Timothy Fredette received cash compensation of $311,751 and an equity award for RSUs, scheduled to vest quarterly over four years in accordance with the Company's standard equity grant vesting schedule, with a grant date fair value of $173,800. In 2022, Alex Fredette received cash compensation of $115,769 and an equity award for RSUs, scheduled to vest quarterly over four years in accordance with the Company's standard equity grant vesting schedule, with a grant date fair value of $39,974. Both Timothy Fredette and Alex Fredette are also eligible to participate in our employee benefit plans on the same basis as our other employees, including our 401(k) plan, employee stock purchase plan and our health and welfare plans and are paid compensation commensurate with other employees in similar positions.
Director and Executive Officer Compensation
See the sections titled “Executive Compensation” and “Non-Employee Director Compensation” for information regarding compensation of our directors and named executive officers.
Indemnification of Officers and Directors
Our amended and restated certificate of incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for the following:
•any breach of their duty of loyalty to our company or our stockholders;
•any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or
•any transaction from which they derived an improper personal benefit.
Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to that amendment or repeal. If the Delaware General Corporation Law is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of our directors will be further limited to the greatest extent permitted by the Delaware General Corporation Law.
In addition, our Bylaws provide that we will indemnify, to the fullest extent permitted by law, any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she is or was one of our directors or officers or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. Our Bylaws provide that we may indemnify to the fullest extent permitted by law any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she is or was one of our employees or agents or is or was serving at our request as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Our Bylaws also provide that we must advance expenses incurred by or on behalf of a director or officer in advance of the final disposition of any action or proceeding, subject to limited exceptions.
Further, we have entered into indemnification agreements with each of our directors and executive officers that may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements require us, among other things, to indemnify our directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements also require us to advance all expenses incurred by the directors and executive officers in investigating or defending any such action, suit or proceeding. We believe that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.
The limitation of liability and indemnification provisions that are included in our amended and restated certificate of incorporation, Bylaws and in indemnification agreements that we have entered into with our directors and executive officers may discourage stockholders from bringing a lawsuit against our directors and executive officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against our directors and executive officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and executive officers as required by these indemnification provisions. At present, we are not aware of any pending litigation or proceeding involving any person who is or was one of our directors, officers, employees or other agents or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.
We have obtained insurance policies under which, subject to the limitations of the policies, coverage is provided to our directors and executive officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or executive officer, including claims relating to public securities matters, and to us with respect to payments that may be made by us to these directors and executive officers pursuant to our indemnification obligations or otherwise as a matter of law.
Certain of our non-employee directors may, through their relationships with their employers, be insured and/or indemnified against certain liabilities incurred in their capacity as members of our Board.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Policies and Procedures for Related Party Transactions
Our audit committee charter provides that our audit committee has the primary responsibility for reviewing and approving or disapproving “related party transactions,” which are transactions between us and related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest. For purposes of this policy, a related person is defined as a director, executive officer, nominee for director, or greater than 5% beneficial owner of our common stock, in each case since the beginning of the most recently completed year, and any of their immediate family members.
Certain of the transactions described above were entered into prior to the adoption of this policy. Accordingly, such transactions were approved by disinterested members of our Board after making a determination that the transaction was executed on terms no less favorable than those that could have been obtained from an unrelated third party. Any related party transactions entered into after we adopted this policy were approved after making a determination that the transaction was executed on terms no less favorable than those that could have been obtained from an unrelated third party.

OTHER MATTERS
Stockholders Sharing the Same Address
The rules promulgated by the SEC permit companies, brokers, banks or other intermediaries to deliver a single copy of proxy materials, or, where applicable, a Notice of Internet Availability of Proxy Materials, to households at which two or more stockholders reside. Each stockholder, however, still receives a separate proxy card if he or she receives paper copies. This practice, known as “householding,” is designed to reduce duplicate mailings and save significant printing and postage costs as well as natural resources. Stockholders sharing an address who have been previously notified by their broker, bank or other nominee and have consented to householding will receive only one copy of our proxy statement and annual report or Notice of Internet Availability of Proxy Materials. If you would like to opt out of this practice for future mailings and receive a separate proxy statement and annual report or Notice of Internet Availability of Proxy Materials for each stockholder sharing the same address, please contact your broker, bank or other nominee. You may also obtain a separate proxy statement or annual report or Notice of Internet Availability of Proxy Materials without charge by sending a written request to Toast, Inc., 401 Park Drive South, Suite 801, Boston MA 02215 or by emailing a request to ir@toasttab.com. We will promptly send additional copies of the proxy statement or annual report or Notice of Internet Availability of Proxy Materials upon receipt of such request. Stockholders sharing an address that are receiving multiple copies of the proxy statement or annual report or Notice of Internet Availability of Proxy Materials can request delivery of a single copy of the proxy statement or annual report or Notice of Internet Availability of Proxy Materials by contacting their broker, bank or other nominee or sending a written request to Toast, Inc. at the address above or by emailing a request to ir@toasttab.com.
2022 Annual Report and SEC Filings
Our financial statements for the year ended December 31, 2022 are included in our 2022 Annual Report on Form 10-K (“Annual Report”), which we will make available to stockholders at the same time as this Proxy Statement. Our Annual Report and this Proxy Statement are posted on our website at investors.toasttab.com and are available from the SEC at its website at www.sec.gov. You may also obtain a copy of our Annual Report without charge by sending a written request to Investor Relations, Toast, Inc., 401 Park Drive, Suite 801, Boston, MA 02215.
*   *   *
Our Board does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named in the enclosed proxy card will have discretion to vote the shares of our common stock they represent in accordance with their own judgment on such matters.
THE BOARD OF DIRECTORS
Boston, MA
April 24, 2023

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

V12170-P87700

TOAST, INC.
Annual Meeting of Shareholders
June 8, 2023 3:30 PM EDT
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Christopher P. Comparato, Elena Gomez and Brian Elworthy, and each of them, as proxies, with full power of substitution and revocation, and hereby authorize(s) them, and each of them, to represent and to vote, as designated on the reverse side of this ballot, all of the shares of capital stock of Toast, Inc. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholder(s) to be held at 3:30 PM, EDT on June 8, 2023, virtually at www.virtualshareholdermeeting.com/TOST2023, and any adjournments or postponements thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SUCH DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS.

Continued and to be signed on reverse side

toast

TOAST, INC.
401 PARK DRIVE, SUITE 801
BOSTON, MASSACHUSETTS 02215

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on June 7, 2023. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/TOST2023**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on June 7, 2023. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V12169-P87700

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

TOAST, INC.

The Board of Directors recommends you vote FOR the following Class II director nominees:

1. Election of Directors

Nominees:	**For**	**Withhold**
1a. Kent Bennett	☐	☐
1b. Susan Chapman-Hughes	☐	☐
1c. Mark Hawkins	☐	☐

The Board of Directors recommends you vote FOR proposal 2:	**For**	**Against**	**Abstain**
2. Ratification of Appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023.	☐	☐	☐

The Board of Directors recommends you vote FOR proposal 3:	**For**	**Against**	**Abstain**
3. To approve, on an advisory (non-binding) basis, the compensation of our named executive officers.	☐	☐	☐

NOTE: In their discretion, the proxies are authorized to vote upon any other matters that are properly brought by or at the direction of the Board of Directors before the Annual Meeting and at any adjournments or postponements thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date